ASSET PURCHASE AGREEMENT

     ASSET PURCHASE AGREEMENT made as of July 15, 1997 (this "Agreement") by and among DAVCO INDUSTRIES, INC., a New York corporation having its principal office at 350 Fifth Avenue, New York, New York 10118 (hereinafter referred to as, the "Seller"), STEVEN ARNOLD, an individual residing at 68 Boulder Ridge Road, Scarsdale, New York 10583 ("SA"), CHRISTOPHER HEALY, an individual residing at 11 Iron Gate Hill, Westport, Connecticut 06880 ("CH") (SA and CH being the owners of all of the outstanding capital stock of the Seller and hereinafter collectively referred to as, the "Shareholders"), and ARIS MANAGEMENT CORP., a New York corporation having an address at 475 Fifth Avenue, New York, New York 10017 (hereinafter referred to as, the "Purchaser").

                             W I T N E S S E T H :

     WHEREAS, the Seller is engaged in the business of the design, sourcing, importation and wholesale sale, merchandising, marketing and distribution of men's and boy's sportswear, activewear, and loungewear including apparel products sold pursuant to licenses of the "Perry Ellis", "Perry Ellis America", "Perry Ellis Portfolio" and "Jeffrey Banks" trademarks (such business collectively hereinafter referred to as the "Davco Apparel Business") and the Seller desires to sell, transfer, set over and assign to the Purchaser all of the assets (except as otherwise provided herein) of the Seller and the goodwill thereof as a going concern, its corporate and trade names and its trademark licenses and the Purchaser desires to purchase the same, upon the representations, warranties, covenants and provisions hereinafter set forth;

     WHEREAS, the Purchaser's affiliated corporations are also engaged in the business of design, sourcing, importation and wholesale sale, merchandising and distribution of men's apparel and Purchaser and such affiliates will be benefited by Purchaser's acquisition of Seller's assets and business; and

     WHEREAS, the Shareholders are the owners of all of the outstanding capital stock of the Seller and the Shareholders desire to facilitate the sale of Seller's assets and other transactions and agreements referred to herein by joining in the representations, warranties and covenants of the Seller herein.

     NOW, THEREFORE, in the consideration of the foregoing and the mutual agreements and covenants herein contained, and intending to be legally bound hereby, the parties hereto HEREBY AGREE AS FOLLOWS:

     1. Sale and Purchase of Assets.

            (a) Purchased Assets. Subject to the terms and conditions of this Agreement, and except as provided in Section 1(b) hereof with respect to the Excluded Assets, at the closing provided for in Section 1(f) hereof, the Seller shall sell, transfer, convey and assign to the Purchaser, and the Purchaser shall purchase from Seller all of the Seller's assets, including without limitation, all of Seller's right, title and interest in and to the Davco Apparel Business and the goodwill thereof as a going concern and the assets set forth below in this Section 1.1(a) (all of the foregoing assets of the Seller purchased by the Purchaser pursuant to this Agreement are collectively referred to as the "Purchased Assets"). Without limiting the generality of the foregoing, the Purchased Assets shall be inclusive of all tangible and intangible assets relating to Seller's activities pursuant to its licenses of the "Perry Ellis", "Perry Ellis America" and "Jeffrey Banks" trademarks.

                  (i) all inventory and supplies of Seller on the Closing Date, wherever located, including those located at Seller's premises or located at or in transit to or from a supplier or customer of Seller ("Inventory"), including those set forth on Schedule 1.1;

                  (ii) all accounts and notes receivable of Seller on the Closing Date ("Accounts Receivable"), including those set forth on Schedule 1.2;

                  (iii) all open purchase orders, bookings, bids, quotations, and proposals with customers or potential customers existing on the Closing Date and all customer deposits and advances existing on the Closing Date (collectively, "Customer Orders"), including those set forth on Schedule 1.3;

                  (iv) all deposits and advances with vendors, suppliers and subcontractors existing on the Closing Date (collectively, "Vendor Deposits"), including those set forth on Schedule 1.4;

                  (v) all open purchase orders, contracts, bookings, bids, quotations, and proposals with vendors, suppliers and subcontractors existing on the Closing Date (collectively, "Vendor Orders"), including those set forth on
Schedule 1.5;

                  (vi) all of Seller's rights under open letters of credit issued for the account of Seller in favor of vendors, suppliers and contractors, or issued for the account of customers in favor of Seller(collectively, "Open Letters of Credit"), including those set forth on Schedule 1.6;

                  (vii) all of Seller's prepaid expenses of the types set forth on Schedule 1.7 (collectively, "Prepaid Expenses");

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                  (viii) all of Sellers past and present customer lists and past and present vendor, sourcing, supplier and subcontractor lists, including those set forth on Schedule 1.8 (collectively, "Customer and Vendor Lists")

                  (ix) all of Seller's rights in all corporate and d/b/a names, brand names, labels, logos, trademarks, trade names, trademark applications, patents, patent applications, service marks, copyrights, copyright applications (in each case whether registered or unregistered) applied for or owned by the Seller, together with the goodwill of the business relating thereto, including, without limitation, any interest it may have in the names "Davco", "Davco Industries", "Davco Accessories" and derivations and variations thereof and other proprietary rights set forth on Schedule 1.9, and all of Seller's rights in software, product designs, styles, drawings, artwork, graphics, prototypes, mockups, models, product development programs and plans, including any stored on a computer system (collectively, the "Intellectual Property");

                  (x) Seller's licenses and agreements to manufacture, sell, market, import or distribute apparel products under trademarks owned by others, including without limitation, under the "Perry Ellis", "Perry Ellis America" and "Jeffrey Banks" trademarks and others identified on Schedule 1.10 (collectively, the "Trademark
Licenses");

                  (xi) all the fixtures, leasehold improvements, structures, plant, machinery, equipment, tools, furniture, pallets, telephones and systems, computer systems (including software), and other items of personal property owned or leased by Seller as of the Closing Date, including those set forth on
Schedule 1.11 (collectively, the "Fixed Assets");

                  (xii) Seller's leases for its office/showroom at 350 Fifth Avenue, NYC, 64th Floor, and its warehouse at 281 Dogburn Road, West Haven, Connecticut, and any security deposits relating thereto, more specifically identified on Schedule 1.12 (collectively, the "Real Property Leases"). The tenant of record under the Real Property Leases is Davco Accessories, Inc. ("DAC"), but pursuant to Section 5(r) hereof, Seller and Shareholders have agreed to cause DAC to take such actions as are necessary to assign such leases to Purchaser;

                  (xiii) all contracts, agreements (whether oral or written), including, without limitation, distribution rights, agreements with customers, vendors, suppliers and subcontractors, sales representatives, advertising contracts, licenses of software, patents, copyrights, trademarks or other intellectual property, the Trademark Licenses, the Real Property Leases and equipment leases or installment contracts under which Seller has leased or purchased Fixed Assets, including those set forth on Schedule 1.13 (collectively, the "Contracts");

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                  (xiv) Customer and industry approvals and qualified vendor certifications, including those set forth on Schedule 1.14 (collectively, "Customer Certifications").

                  (xv) Seller's samples, prototypes, sample books, showroom displays, advertising materials, mockups, brochures, catalogues, including those under development (collectively, "Marketing Materials").

                  (xvi) the licenses, permits, certificates of occupancy or use and other governmental approvals pertaining to the operation of Seller's business or the use of the property covered by the Real Property Leases or the Fixed Assets, including those set forth on Schedule 1.15 (collectively, the "Permits");

                  (xvii) all rights and claims against third parties in respect of the Purchased Assets, including without limitation all rights under express or implied warranties from vendors and suppliers to Seller and all other claims, rebates, payments from vendors and refunds; provided, however, that Seller shall retain such rights to the extent related to any Non-Assumed Liability or Excluded Assets;

                  (xviii) the books, records, data bases, sales and product records, business, operational and marketing plans, accounts, correspondence, employment, payroll, personnel and workers' compensation records, environmental control records, training and operations manuals and any other books, records, accounts and information, including any stored on a computer system or disk and all owned or licensed computer software (collectively, "Books and Records"); and

                  (xix) cash on hand and in banking or financial institution accounts, deposit or concentration accounts, safety deposit boxes, money market accounts, brokerage accounts and investment accounts on the Closing Date and all cash equivalents, other than amounts needed to cover checks outstanding on the Closing Date, including those in the bank and financial institution accounts set forth on Schedule 1.16 (collectively, "Cash Accounts"). The amount of the Cash Accounts to be transferred to Purchaser shall not be credited or deducted from payments made by Purchaser on the Closing Date, but rather the amount of the Cash Accounts shall be determined by the Closing Date Audit(as defined below) and, if such audit has been completed, shall be credited and deducted from the advance otherwise to be paid to Seller pursuant to Section 3(b)(ii) following completion of the third quarter of 1997, or if such audit is not available, shall be credited and deducted from payment of the Actual Final Cash Purchase Price(as defined below).

            (b) Excluded Assets. Notwithstanding anything contained in Section 1(a) hereof to the contrary, Seller is not selling, assigning, transferring or conveying to Purchaser, and there shall

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be excluded from the transactions contemplated by this Agreement, the following assets, rights and properties (the "Excluded Assets"):

                  (i) Seller's general liability and other insurance obligations, policies and premiums;

                  (ii) refunds and rights to refunds for taxes paid;

                  (iii) Seller's corporate seal, certificate of incorporation, minute and stock record books, tax returns, documentation necessary for the preparation of corporate tax and other required tax returns (and the defense any tax examinations);

                  (iv) any and all pension, retirement, profit-sharing or other employee benefit plans of the Seller, including, without limitation, all employee benefit plans listed on Schedule 5.13 attached hereto;

                  (v) motor vehicles owned or leased by Seller and rights and obligations under leases relating thereto;

                  (vi) all rights and obligations under Seller's license of the "Duck Head" trademark;

                  (vii) all rights and obligations under Seller's old showroom lease at the 47th Floor, 350 Fifth Avenue, NYC, and the sublease thereof; and

                  (viii) all rights and obligations under Seller's employment agreements with SA and CH and the shareholders agreement among Seller, SA and CH.

Seller's Duck Head license, old showroom lease and sublease, Seller's employment and shareholder agreements and other excluded contracts set forth on Schedule
1.20 are collectively referred to as the "Excluded Contracts".

            (c) Assumption and Satisfaction of Liabilities. At Closing, Seller will transfer to Purchaser and Purchaser shall assume and shall thereafter pay, perform and discharge, to the extent not paid, performed and discharged by Purchaser at the Closing, only the following liabilities and obligations of Seller, and subject to the further limitations that such liabilities and obligations were recorded on the March 31, 1997 Balance Sheet (as defined herein) of Seller, and have changed since such date only due to the incurrence of trade debt and borrowings under existing credit lines in the ordinary course of business and which are recorded on the Estimated Net Transferred Assets Schedule delivered at the Closing and referred to in Section 3(c) below (collectively, the "Assumed Liabilities"):


                                    -5-




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                  (i) Sellers' liabilities and obligations under the Contracts,
Trademark Licenses, Real Property Leases, Customer Orders, Vendor Orders and Open Letters of Credit arising or requiring performance after the Closing (other than the Excluded Contracts). The Assumed Liabilities shall include Contracts expressly disclosed on Schedule 1.13 (other than the Excluded Contracts), whether or not recorded or in existence on the March 31, 1997 Balance Sheet;

                  (ii) the trade payables and accrued expenses of Seller existing on the Closing Date as set forth on Schedule 1.21 hereto, but excluding any payables or accruals relating to the Excluded Contracts and excluding any payables or accruals relating to taxes of Seller or Shareholders(collectively, "Payables and Accrued Expenses"); and

                  (iii) Seller's obligations due banks and factors set forth on
Schedule 1.22 hereto ("Financing Obligations").


            (d) Seller's Retention of Non-Assumed Liabilities. Seller and the Shareholders, jointly and severally, agree to timely pay, perform and discharge any and all liabilities of Seller of any nature, whether due or to become due, whether accrued, absolute, contingent or otherwise, whether arising prior to or after the Closing Date, including without limitation, those arising out of or relating to the ownership, operation or use by Seller or any other person (including any predecessor of Seller), prior to the Closing Date, of the properties, assets or business of Seller (or any other predecessors), except for the Assumed Liabilities (collectively, the "Non-Assumed Liabilities"). Without limiting the generality of the foregoing, Seller and Shareholders will retain liability for:

                   (i) the Excluded Contracts and the Excluded Assets;

                   (ii) the existing litigation set forth on Schedule
5.14 hereto; and

                  (iii) any and all pension, retirement, profit-sharing or other employee benefit plans of the Seller, including, without limitation, all employee benefit plans listed on Schedule 5.13 hereto.

            (e) Except as expressly provided herein with respect to the Assumed Liabilities, neither the Purchaser nor any of its affiliates shall assume or guarantee any debts, liabilities or obligations whatsoever (whether known or unknown, due or to become due, accrued, absolute, fixed, contingent, matured or unmatured, or otherwise) of the Seller or the Shareholders or any of their affiliates under or by reason of this Agreement. Except for repayment of certain loans owed by Seller to the Shareholders as described in Section 13(g) of this Agreement, Purchaser shall have no obligation to assume or make any payments or assume any liabilities of any nature which may be due or owing from Seller to the Shareholders or affiliates thereof. Notwithstanding any other provision of this Agreement, Purchaser shall NOT assume or guarantee any debts, liabilities or obligations of DAC other than obligations arising after the Closing Date under the Real Property leases identified on Schedule 1.12 hereto, subject to the consent of the landlords to the assignment of such leases to Purchaser. Notwithstanding any other provision of this Agreement, Purchaser shall NOT assume or guarantee any debts, liabilities or obligations of Davcorp Enterprises, Inc., a New York corporation ("DEL").

            (f) Subject to the terms and conditions of this Agreement, the closing of the sale and purchase of the Purchased Assets (the "Closing") will take place at the offices of Herrick, Feinstein LLP, 2 Park Avenue, New York, New York 10016 at 10:00 A.M. on July 15, 1997 or such other date as may be mutually agreed upon in writing by the Purchaser and the Seller (the "Closing Date"), and shall be effective at 11:59 PM on the Closing Date.

      2. Covenant of Title. The Seller and the Shareholders, jointly and severally, for themselves and their successors, assigns, heirs, executors, administrators and distributees, covenant and agree to and with the Purchaser to warrant and defend against any person, firm, corporation or other entity the sale and transfer of good and marketable title to the Purchased Assets and property described herein and each and every part thereof sold, transferred, assigned and set over hereunder to the Purchaser and its successors and assigns, free and clear of any security interest, pledge, mortgage, judgment, lien (including, without limitation, environmental and tax liens), charge, adverse claim or restriction of any kind (collectively, an "Encumbrance"), other than this Agreement.

      3.    Purchase Price and Payment for Purchased Assets.

            (a)   Consideration.

             Subject to the terms and conditions of this Agreement (including, without limitation, the purchase price adjustments and sets-offs provided for herein), as consideration for the Purchased Assets, the Purchaser shall pay to the Seller the Stock Purchase Price (as defined herein) and the Actual Final Cash Purchase Price (as defined herein), in accordance with the terms of this
Section 3, and shall on the Closing, assume the Assumed Liabilities.

                  (i) The Stock Purchase Price shall be THREE MILLION (3,000,000) shares of Common Stock, par value $.01 per share of Aris Industries, Inc., a New York corporation, the ultimate parent corporation of Purchaser ("Aris")(shares of Aris Common Stock referred to herein as "Aris Common Stock"), paid on the Closing Date.


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                  (ii) The "Actual Final Cash Purchase Price" shall be equal to the pre-tax net income of the Davco Apparel Business as owned by Purchaser from and after the Closing Date and through December 31, 1997 (referred to as "1997 Post-Closing Davco Net Income"), determined as provided in Section 3(e) below, decreased, on a dollar for dollar basis to reflect (x) any Excess Closing Date Liabilities (as defined herein), determined as provided in Section 3(c) below and (y) the aggregate amount of all Indemnification Claims(as defined in Section 8(c) below) asserted on or prior to payment of the Actual Final Cash Purchase Price; provided however, that the amount of the Actual Final Cash Purchase Price shall not exceed a maximum of THREE MILLION SIX HUNDRED THOUSAND ($3,600,000) DOLLARS, and if the Actual Final Cash Purchase Price as otherwise determined shall exceed such amount, the Actual Final Cash Purchase Price shall be deemed reduced to and shall equal $3,600,000. The Actual Final Cash Purchase Price, less advances thereon made pursuant to Section 3(b) below, shall be paid within ten (10) days after Purchaser's and Aris' receipt of Aris' audited financial statements for calendar year 1997, but not later than April 10, 1998. Purchaser shall deliver to Seller a certification signed by the Chief Financial Officer of Aris of the Actual Final Cash Purchase Price by no later than such date.

                  (iii) Seller and Shareholders covenant and agree that Seller shall apply all proceeds of the cash portions of purchase price paid pursuant to this Agreement, to the extent necessary, to pay the creditors of Seller (other than the Assumed Liabilities).

            (b) Advances of Actual Final Cash Purchase Price.

                  (i) On the Closing Date, Purchaser will advance to Seller FIVE HUNDRED THOUSAND($500,000) DOLLARS (which Seller shall allocate to CH), which advance will be credited against the first dollars owed by Purchaser with respect to the Actual Final Cash Purchase Price.

                  (ii) In addition, within ten(10) days after Purchaser's receipt of its quarterly financial statements for the third quarter ending September 30, 1997, Purchaser will advance to Seller twenty-five (25%) percent of 1997 Post-Closing Davco Net Income for the period from and after the Closing Date through September 30, 1997 (such advance reduced by the $500,000 advance provided on the Closing Date). This additional advance, if any, will also be credited against the first dollars owed by Purchaser with respect to the Actual Final Cash Purchase Price.

                  (iii) In the event that the advances and credits provided under clauses (i) and (ii) are, in the aggregate, in excess of the Actual Final Cash Purchase Price as finally determined pursuant to Section 3(e) below, Seller shall remit such excess to Purchaser within ten (10) days of delivery of such determination.


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            (c) Excess Closing Date Liabilities and Adjustment to Actual Final
Cash Purchase Price On the Closing Date, Seller shall prepare and deliver to Purchaser the Estimated Net Transferred Assets Schedule, in the form of Exhibit
3.1 hereto, which shall set forth the estimated amounts, on the Closing Date, of the Cash Accounts, Accounts Receivable, Vendor Deposits, Inventory, and Fixed Assets to be transferred to Purchaser ("Tangible Transferred Assets"), and of the Accounts Payable and Accrued Expenses, Financing Obligations, Shareholder Loans, and any other accrued liabilities or obligations included in the Assumed Liabilities ("Tangible Assumed Liabilities"). The excess, if any, of Tangible Assumed Liabilities over Tangible Transferred Assets, is referred to as "Excess Closing Date Liabilities." The Estimated Net Transferred Assets Schedule shall be prepared in accordance with generally accepted accounting principles, consistent with Seller's financial statements referred to in Section 5(h) below. The closing of the transactions provided for under this Agreement shall be subject to Purchaser's acceptance, in its sole discretion, of the Estimated Net Transferred Assets Schedule and the amount, if any, of Excess Closing Date Liabilities determined on an estimated basis from such schedule.

      In the event that Purchaser proceeds to close the transactions provided for under this Agreement, Excess Closing Date Liabilities shall be finally determined pursuant to the Closing Date Audit of Seller referred to in Section 3(d) below and shall be a deduction in the calculation of the Actual Final Cash Purchase Price. Furthermore, any Excess Closing Date Liabilities (determined on an estimated basis, from the Estimated Net Transferred Assets Schedule, or, if available, as finally determined by the Closing Date Audit) shall be deducted from the advance against the Actual Final Cash Purchase Price which Purchaser would otherwise be required to make to Seller under Section 3(b)(ii) above following receipt of Purchaser's third quarter financial statements.

            (d) Closing Date Audit of Seller. As promptly as practicable following the Closing Date, Seller shall cause Winick, Sanders & Co., its regular independent certified public accountants (the "Seller's Accountants"), to audit the balance sheet, results of operations and changes in financial position of Seller as at and for the period from January 1, 1997 through the close of business on the Closing Date ("Closing Date Audit") and to deliver to Purchaser and Seller such financial statements and notes thereto together with the Seller's Accountants' opinion thereon and the calculation of a Final Net Transferred Assets Schedule (which shall be in the same form as the Estimated Transferred Net Assets Schedule) derived from the Closing Date Audit and the Excess Closing Date Liabilities, if any, calculated from the Final Net Transferred Assets Schedule. The Closing Date Audit shall be prepared utilizing generally accepted accounting principles consistently applied. The results of the Closing Date Audit shall be utilized in determining, on a final basis, the Excess Closing

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Date Liabilities, as well as the Cash Accounts to be credited to Purchaser.

            (e) Determination of 1997 Post-Closing Davco Net Income. Purchaser shall cause its regular independent certified public accountants("Purchaser's Accountants") to determine the 1997 Post-Closing Davco Net Income, by auditing Purchaser's net income from the Davco Apparel Business in 1997 from and after the Closing Date. Such audit shall be prepared utilizing generally accepted accounting principles consistent with those utilized by Aris' subsidiary, Europe Craft Imports, Inc.("ECI"). However, for purposes of determining 1997 Post-Closing Davco Net Income for inclusion in determining the Actual Final Cash Purchase Price:

                  (i) Purchaser shall be charged only with Purchaser's own financing and interest charges relating to the Davco Apparel Business and not financing or interest charges incurred by Aris, ECI or other affiliates of Aris;

                  (ii) There will be no allocation to Purchaser of corporate or other overhead or management fees of Aris, ECI or other affiliates of Aris;

                  (iii) Seller will accrue on the Closing Date up to $12,000 for the expenses of the Closing Date Audit; such accrual up to $12,000 will be an Assumed Liability. Purchaser will have no other obligation for Seller's accounting fees. In computing 1997 Post-Closing Davco Net Income, Purchaser will be charged with $20,000 of the cost of performing a separate audit of the Davco Apparel Business (as distinguished from the Aris and ECI audits) for calendar year 1997.

                  (iv) The first $35,000 of legal fees paid by Seller to its counsel relating to the transactions set forth in this Agreement, including Seller's obligations under Sections 5(r) and 9(e) hereof(whether such legal fees are incurred before or after the Closing Date) will not be charged to 1997 Post-Closing Davco Net Income;

                  (v) 1997 Post-Closing Davco Net Income will include income from current activities of the Davco Apparel Business, but to the extent such activities include "MEMBERS ONLY" products, Purchaser will be charged with royalties payable to ECI at the same rate as the license arrangement currently in effect with Seller;

                  (vi) All bonuses and commissions paid or accrued with respect to calendar year 1997 by Purchaser(even if paid after December 31, 1997), including any bonuses and commissions due for services prior to the Closing Date and paid after the Closing Date(unless such pre-Closing Date bonuses and commissions are accrued on the Estimated Net Transferred Assets Schedule), will be charged against 1997 Post-Closing Davco Net Income;


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                  (vii) All refunds, returns, replacements, chargebacks,
credits, allowances and adjustments relating to products sold by Seller or Purchaser, on or before December 31, 1997 or in inventory of Seller or Purchaser on or before December 31, 1997, which are paid or credited by Purchaser, or accrued or charged to Purchaser(unless they relate to products sold by Seller pre-Closing Date and are accrued on the Estimated Net Transferred Assets Schedule), will be charged against 1997 Post-Closing Davco Net Income;

                  (viii) Income from extraordinary items and sale or disposition of assets will be excluded;

                  (ix) With respect to the Chase Manhattan Bank Line of Credit Letter Agreement ("Bank Line Letter") to be entered into between Chase and Purchaser on the Closing Date, Chase' legal and other closing fees, bank examination fees, and administrative fees and charges will NOT be charged against 1997 Post-Closing Davco Net Income.

            (f) Determination of Actual Final Purchase Price and Related Amounts. Determination of 1997 Post-Closing Davco Net Income and the Actual Final Purchase Price by Purchaser's Accountants based upon the audit referred to above shall be final, binding and conclusive on Seller, Shareholders and Purchaser.

      4. Provisions Relating to Aris Common Stock

            Seller and Shareholders agree that all shares of Aris Common Stock obtained by the Seller pursuant to this Agreement shall also be subject to the terms, conditions and restrictions of the Shareholders Agreement entered into between Aris, Seller and the Shareholders and certain other shareholders of Aris on the Closing Date in the form of Exhibit 3.3 hereto (the "Shareholders Agreement").

      5. Representations and Warranties of Seller and Shareholders. The Seller and the Shareholders, jointly and severally, represent and warrant unto and covenant with the Purchaser, and such representations, warranties and covenants are material inducements to the Purchaser entering into this Agreement, as follows (such representations, warranties and covenants to be true and correct as of the Closing Date):

            (a) Business Names. The Seller is doing business under the name of "DAVCO" and "DAVCO INDUSTRIES"; neither the Seller, DAC, DEL, the Shareholders nor their affiliates does business under any other trade or corporate name (except for the trademarks owned or licensed and set forth in Schedule 1.9). Neither the Seller, the Shareholders, DEL nor DAC own any federal or state trademark, trade name, service mark or service name registration for "DAVCO", "DAVCO INDUSTRIES", "DAVCORP ENTERPRISES" or "DAVCO ACCESSORIES" or

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derivations or variations thereof. To the best knowledge of Seller and
Shareholders, Seller's use of the names "DAVCO", "DAVCO INDUSTRIES", "DAVCORP ENTERPRISES" or "DAVCO ACCESSORIES" does not conflict with the proprietary rights of any other person or entity. Neither the Seller, the Shareholders, DEL nor DAC has ever received any notification that use of the names "DAVCO", "DAVCO INDUSTRIES", "DAVCORP ENTERPRISES" or "DAVCO ACCESSORIES" conflicts with the proprietary rights of any other person or entity.

            (b) Payments to Predecessors. Neither the Seller, the Shareholders, DEL, DAC nor their affiliates owes any payments to any party with respect to a prior purchase of any of the Purchased Assets (to be sold, transferred, assigned and set over to the Purchaser in accordance with the terms and conditions of this Agreement) or the capital stock or the business or any other assets of the Seller, DEL, DAC or their affiliates or predecessors.

            (c) Corporate Status. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. Seller has all requisite corporate power and authority to execute, deliver and perform this Agreement and all writings related hereto. Seller has all necessary power and authority to carry on its business as now conducted and to own, lease or operate its properties as and in the manner and in the places where such business is now conducted and such properties are now owned, leased or operated. True and correct copies of the Certificate of Incorporation and By-Laws of Seller as in effect on the date hereof are set forth as Exhibit 5.1 hereto. The officers and directors of the Seller are:


Directors:                    Officers:
----------                    ---------
Steven Arnold                 Steven Arnold, President
Christopher Healy             Christopher Healy, Chief Executive Officer


            (d) Corporate Structure. The Seller's business and assets, including its Davco Apparel Business, are owned and operated by the corporate entity of the Seller directly and exclusively and NOT through (i) a direct or indirect affiliate, subsidiary, partnership, joint venture, limited liability company or other entity of any kind, (ii) any stockholder or affiliate thereof or (iii) DEL, or (iv) DAC, except that DAC is the tenant of record of certain leases utilized by the Davco Apparel Business identified on Schedule 1.12. Neither the Seller, DEL, nor DAC has any legal or beneficial interest in any subsidiary, partnership, joint venture, limited liability company or other entity. The sole purpose of the Seller is and at all times has been to engage in the Davco Apparel Business, and the Seller has no assets, properties, liabilities or obligations other than those relating to said Davco Apparel Business. The sole purpose of DAC is and at all times has been be the tenant of record under the Real Property Leases, and DAC has no assets, properties, liabilities or obligations other than those relating to said Real Property Leases. DAC was formerly a New York corporation owned by CH which was dissolved by operation of law in 1991. DEL is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and is owned by CH. DEL is completely inactive and does not conduct any business. Davco Fashion Accessories, Inc., a New York corporation ("DFA"), which formerly employed CH, is totally unrelated to the Davco Apparel Business and none of the Seller, the Shareholders, DAC, DEL or their affiliates of have any direct or indirect ownership or interest in DFA nor any obligation for the liabilities of DFA.

            (e) Capital Stock. The Seller has 1,000 authorized shares of Common Stock, without par value, of which 510 shares are issued and outstanding. Of the issued and outstanding shares, 306 shares are owned by SA and 204 shares are owned by CH. The Shareholders are the record and beneficial owners of all of the issued and outstanding shares of capital stock of the Seller set forth above (the "Shares"), and the Shareholders own the Shares free and clear of all Encumbrances. There are no subscriptions, options, warrants, calls, contracts, demands, commitments, convertible securities, shareholders', employment, stock option, buy-sell or other agreements or arrangements of any kind that directly or indirectly call for the issuance, sale, pledge or other disposition of any shares of capital stock of the Seller or any securities convertible into, or other rights to acquire, any shares of capital stock of the Seller or relate to the voting or control of such capital stock, securities or rights (other than the shareholders agreement of Seller dated May 6, 1996, a copy of which has been supplied to Purchaser).

            (f) Authorization; No Conflicts; Consents. The execution, delivery and performance by the Seller of this Agreement and all writings relating hereto have been duly authorized by the unanimous written consent of the board of directors and the shareholders, respectively, of the Seller and such resolutions specifically approve the sale by the Seller of substantially all of its assets. The Shareholders have all requisite power to execute, deliver and perform this Agreement and all writings related thereto. This Agreement and all writings relating hereto to be signed by the Seller, DAC, DEL and the Shareholders constitute valid and binding obligations of the Seller, DAC, DEL and the Shareholders enforceable in accordance with their respective terms. Neither the execution and delivery of this Agreement or any writing relating hereto nor the consummation by the Seller, DAC, DEL or the Shareholders of the transactions contemplated hereby and thereby will (i) conflict with or result in a breach of the Certificate of Incorporation or By-Laws of the Seller, DEL or DAC or (ii) violate or conflict with or constitute a default under any agreement to which any of the Seller, DEL, DAC, the Shareholders, or the Seller's officers or directors are a party or which would affect the Purchased Assets to be sold hereunder. Except as provided in Schedule 5.4 attached hereto, no consent or approval of, or notifi-cation to, any governmental authority or any other person, firm or entity whatsoever is required in connection with the execution and delivery by the Seller, DEL, DAC or the Shareholders of this Agreement or any writing relating hereto or the consummation of the transactions contemplated hereby or thereby and the Seller and the Shareholders agree that, as a closing condition to the transactions contemplated by this Agreement, the Seller, DEL, DAC and the Shareholders shall obtain any necessary consents or approvals prior to the Closing from any third party with respect to the transactions contemplated by this Agreement.

            (g) Taxes. All federal, state, local and foreign tax returns required to be filed with respect to Seller or the business and assets of the Seller have been timely filed (or will be timely filed when due) with the appropriate governmental agencies, all amounts shown as owing thereon have been paid (or will be timely paid when due), and there is no claim, proceeding, investigation, assessment or deficiency pending or threatened with respect to tax obligations of the Seller, DEL or DAC, nor have the Seller, DEL, DAC, the Shareholders, or the Seller's officers or directors received any notice thereof. There is no tax lien or other Encumbrance in favor of any taxing authority affecting any assets of the Seller, DEL or DAC. The federal, state and local income tax returns of the Seller. DEL and DAC have never been audited by the Internal Revenue Service or any other governmental taxing authority, except as set forth on Schedule 5.5 hereto. The Seller has for all taxable periods from and after its incorporation maintained in effect an election to be treated as a small business corporation("Subchapter S Election") under Section 1362 of the Internal Revenue Code and under applicable provisions of New York and Connecticut law. The Seller and the Shareholders have also delivered to the Purchaser the federal and state tax returns for the Seller identified on
Schedule 5.5 hereto.

            (h) Financial Statements. The Seller and the Shareholders have delivered to the Purchaser true and complete copies of the financial statements with respect to the Seller as at and for the years ended December 31, 1995 and December 31, 1996 audited by Winick Sanders & Co. LLP("Seller's Accountants") and as at and for the three-month period ended March 31, 1997 reviewed by Seller's Accountants(collectively, the "Financial Statements"), which Financial Statements are true, accurate and complete, are in accordance with the books and records of Seller, and fairly present the financial condition of the Seller as at such dates and the results of its operations and the changes in its retained earnings and financial position for the periods then ended, in accordance with generally accepted accounting principles consistently applied. The balance sheet included in the March 31, 1997 financial statements of Seller is referred to herein as the "March 31, 1997 Balance Sheet". The revenues of the Seller reported on all such Financial Statements reflect payments actually made by bona-fide customers of the Seller for goods or services delivered in the ordinary course of business, and consistent with Seller's billing practices during such periods. The statements of income included in such Financial Statements do not contain any items of special or non-recurring income or any other income not earned in the ordinary course of business, except as expressly specified therein. The books and records of Seller fairly reflect all of the transactions of Seller.

            (i) Solvency. Neither the Seller nor either of the Shareholders is insolvent and the transfer and sale of the Purchased Assets provided for herein does not constitute a fraudulent conveyance or any violation of creditor's rights.

            (j) No Undisclosed Liabilities. Except as disclosed on Schedule 5.6 hereto, neither Seller, DEL nor DAC have any liability or obligation of any nature, whether due or to become due, absolute, contingent or otherwise, except
(a) to the extent fully reflected as a liability on the March 31, 1997 Balance Sheet; (b) liabilities for trade debt and borrowings under existing credit lines incurred in the ordinary course of business by Seller since the March 31, 1997 Balance Sheet Date and fully reflected as liabilities on the books of account of Seller and set forth on the Estimated Net Transferred Asset Schedule delivered on the Closing Date pursuant to Section 3(c) above, and (c) contractual obligations arising after the Closing Date under the Contracts. Furthermore, the actual amount of the Tangible Transferred Assets of Seller on the Closing Date shall be not less than the amount thereof set forth on the Estimated Net Tangible Assets Schedule delivered on the Closing Date, and the actual amount of the Tangible Assumed Liabilities of Seller on the Closing Date shall not be in excess of the amount thereof set forth on the Estimated Net Tangible Assets Schedule delivered on the Closing Date.

            (k) No Changes. Since December 31, 1996, Seller and Shareholders have conducted the business of Seller only in the ordinary course. Without limiting the generality of the foregoing sentence, since December 31, 1996, except as set forth on Schedule 5.7 hereto:

                  (i) Seller has not conducted any transaction, entered into any contract, commitment or agreement, or incurred any debt or obligation, outside the ordinary course of business or in a manner which is not consistent with Seller's past practice;

                  (ii) There has been no change in the financial condition, results of operations, business, assets, liabilities, earning power or prospects of the Seller in the conduct of its Davco Apparel Business, except changes in the ordinary course of business as set forth on the Estimated Net Transferred Assets Schedule, none of which, individually or in the aggregate, has been or could be materially adverse to Seller or the Davco Apparel Business or the Purchased Assets being transferred to Purchaser;

                  (iii) there has been no adverse change or any threat of any adverse change in the relations of the Seller with, or any loss or threat of loss of, any vendors, suppliers, contractors, customers, licensors, licensees or employees of Seller;

                  (iv) there has been no sale, transfer or disposition of any assets of Seller except for sales of inventory in the ordinary course of business, and there has been no purchase of any assets whatsoever other than purchases of inventory and supplies in the ordinary course of business;

                  (v) except for borrowing under existing credit agreements set forth on Schedule 1.22 hereto in the ordinary course of business and borrowings under the Shareholder Loans referred to in Section 13 below(which would not increase the aggregate amount of such Shareholder Loans above the maximum of $785,417), Seller has not incurred any indebtedness for borrowed money;

                  (vi) there has been no transfer, lapse, termination or other disposition of any Intellectual Property or Trademark
License; and

                  (vii) there has been no damage, destruction or loss, affecting the assets, properties, business or condition of the Seller, whether or not covered by insurance.


            (l) Payables and Accrued Expenses. The Payables and Accrued Expenses set forth on Schedule 1.21 delivered on the Closing Date consist solely of trade payables and accrued expenses incurred by Seller in the ordinary course of its business to persons or entities which are not affiliated with Seller.

            (m) Title to Property. Except as otherwise provided on Schedule 5.8 hereto, each of the Seller and DAC has good and marketable title to its properties and assets free and clear of all Encumbrances. All of such Encumbrances set forth on Schedule 5.8 shall be removed and terminated, at Seller's expense, prior to the Closing Date (except that those Encumbrances securing the Assumed Liabilities will be terminated at Purchaser's expense). On the Closing Date, the Seller shall deliver to the Purchaser good and marketable title to the Purchased Assets free and clear of all Encumbrances.

            (n) Inclusion of Assets. With the exception of the Excluded Assets, the Purchased Assets transferred from the Seller to the Purchaser shall include all tangible and intangible assets owned by Seller used or usable in the Davco Apparel Business, and shall include all assets recorded on the March 31, 1997 balance sheet of Seller, subject only to changes in the ordinary course of business from such date to the Closing Date reflected on the schedules of such Purchased Assets (Schedules 1.1 through 1.16) annexed hereto. Except for the Real Property Leases held of record by DAC, neither DEL nor DAC owns, holds or possesses any assets used or usable in the Davco Apparel Business.

            (o) Contracts. Schedule 1.13 attached hereto lists all Contracts of the Seller and DAC which will be assigned by the Seller to the Purchaser at the Closing. The Seller and the Shareholders have delivered to the Purchaser correct and complete copies of all Contracts and amendments thereof and documentation relating thereto. Each of the Contracts listed on Schedule 1.13 attached hereto is in full force and effect and neither the Seller, DAC, the Shareholders or any other party is in breach or default under the terms of any of the Contracts. The Seller has fully performed all of its contractual obligations to all contracting parties with respect to the Contracts. The Seller shall remain responsible for any warranties, claims, offsets, disputes, or demands for refunds or credits from any contracting party with respect to any Contract attributable to performance, or to products manufactured, sold or delivered, prior to the Closing Date, or in Seller's Inventory on the Closing Date. Except as set forth on Schedule 1.13, the Seller has not sublicensed to or from anyone the performance of any of its contractual responsibilities with respect to any Contract, except for sourcing of apparel production in the ordinary course of business. No person or entity (other than the licensor of each Trademark License) is owed any sales or brokerage commission or royalty with respect to the Contracts; provided however, that Seller's ordinary sales employees or representatives may receive commissions on the sale of inventory in the ordinary course of business. This Agreement shall constitute an assignment of all rights to such Contracts and renewals thereof. All necessary consents with respect to the assignment of the Contracts to the Purchaser will have been obtained by the Seller, DAC and the Shareholders prior to the Closing and as a condition thereof.

      Except for the Contracts listed on Schedule 1.13 hereto, neither the Seller nor DAC is a party to or bound by any contracts, notes, guarantees, mortgages, pledges, security agreements, leases or licenses of any kind whatsoever. Without limiting the generality of the foregoing, except as provided on Schedule 1.22 attached hereto, neither the Seller nor DAC is a party to any loan, promissory note, credit agreement, factoring arrangement, security interest, pledge, or mortgage with any bank, financial institution or other entity or person.

      Except as set forth on Schedule 1.13, Seller does not have any outstanding contracts with employees, agents, consultants, advisors, salesmen, sales representatives, distributors or dealers or advertising or marketing agencies, that are not cancelable by it on notice of not longer than 30 days and without liability, penalty or premium.

      Except for the Shareholder Loans referred to in Section 13(g), Seller does not have any outstanding loan to any person or entity.

      Seller does not have any power of attorney outstanding or any obligations or liabilities (whether absolute, accrued, contingent or otherwise), as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any other person or entity(including without limitation, the Shareholders or any affiliates thereof).

     Except as set forth on Schedule 1.13, Seller is not a party to any contract or commitment for capital expenditures involving more than $10,000 in any instance.

     Seller is not a party to any contract, pledge or commitment for charitable contributions, any brokerage or finders agreement, or any contract with the United States Government or any state or local government or public authority or any agency thereof.

            (p) Intellectual Property; Proprietary Rights The transfer of the Purchased Assets of the Seller's Davco Apparel Business shall include all technological, proprietary and intellectual property rights in and to any designs, drawings, artwork, styles, samples, mockups, models, prototypes, inventions, know-how, trade secrets, software or developments relating to the products or operation of said business (including without limitation, any patents, copyrights, trademarks, brand names, labels and logos relating thereto) and none of such rights shall be retained by the Seller, the Shareholders, DAC, any other personnel of the Seller, or any other person or entity. Except for the Trademark Licenses set forth on Schedule 1.10, neither the Seller, Shareholders, DEL or DAC is a party or subject to any trademark, copyright, patent, license, royalty or proprietary rights agreements and the Seller, Shareholders, DEL and DAC do not pay any license or royalty fees to any party in connection therewith. Except as set forth on Schedule 1.10, the Seller has not licensed any of its Intellectual Property to any other party.

                  Seller is the sole and exclusive owner (or the exclusive licensee from the licensors under the Trademark Licenses, or in case of the Limited Products under the Salant Trademark License, the non-exclusive licensee) of all Intellectual Property utilized in the conduct of the Davco Apparel Business(including without limitation, the Intellectual Property set forth on Schedule 1.9). Schedule 1.9 sets forth all registrations and applications relating to any Intellectual Property owned or claimed by the Seller. No product made or sold by Seller infringes any trademark, tradename, copyright, patent, know-how, trade secret or proprietary right of any other party. No notifications, claims, actions, suits, arbitrations, inquiries, proceedings or investigations of any kind have been made or asserted that are currently pending or threatened either (A) contesting Seller's right to sell, market and distribute its products utilizing any Intellectual Property, (B) based upon or challenging or seeking to deny or restrict the use by the Seller of any Intellectual Property or (C) alleging that any products are being manufactured, sold, provided, licensed or used by Seller in violation of any proprietary rights of any third party.

                  Schedule 1.9 contains a brief description of the computer systems utilized in the Davco Apparel Business, specifying the components of the hardware and software comprising such system which are respectively owned, leased or licensed by Seller; all software or other licenses necessary in the operation of such system are identified on Schedule 1.9. Upon the transfer of the Davco Apparel Business to Purchaser on the Closing Date, Purchaser will be able to continue to utilize Seller's existing computer systems without interruption.

            (q) Trademark Licenses. On the Closing Date, the Seller shall sell, transfer, set over, assign and deliver to the Purchaser, its successors and assigns, absolutely and forever, all right, title and interest the Seller has in and to the Trademark Licenses identified on Schedule 1.10 hereto, including any and all rights to renewals and extensions thereof. Seller has delivered to Purchaser a true, accurate and complete copy of each Trademark License, including all amendments and modifications thereof. Seller has at all times directly and exclusively conducted the marketing, sale and distribution of products authorized by the Trademark Licenses and has never granted to any other person or entity any sub-license, assignment, distributorship, sub-distributorship, franchise, territory, contract, arrangement, understanding or other authority, whether oral or in writing, to develop, market, sell or distribute any products under the Trademark Licenses or bearing the trademarks or logos licensed under the Trademark Licenses. To the best knowledge of the Seller and the Shareholders, the rights granted under the Trademark Licenses, when the same are assigned to Purchaser, will include all rights necessary under federal and state trademark laws in order for Purchaser to sell, market and distribute the products covered by the Trademark Licenses without infringement of the trademark, tradename or proprietary rights of any person. Except as set forth on Schedule 1.10, all of the Trademark Licenses grant to Seller the exclusive rights to manufacture, sell, market and distribute the product lines covered thereby utilizing the applicable trademarks.

            No notifications, claims, actions, suits, arbitrations, inquiries, proceedings or investigations of any kind have been made or asserted that are currently pending or threatened against the Seller either (A) contesting Seller's right to sell, market and distribute the products covered by the Trademark Licenses or to utilize the trademarks and logos licensed under the Trademark Licenses, (B) based upon or challenging or seeking to deny or restrict the use by the Seller of any of the trademarks or logos licensed under the Trademark Licenses or (C) alleging that any products manufactured or sold pursuant to the Trademark Licenses or trademarks or logos licensed or used pursuant to the Trademark Licenses, are being manufactured, sold, provided, licensed or used in violation of any trademarks or any other rights of any third party.

             Seller has, for all periods through the Closing Date, duly paid to the licensors of each Trademark License, all royalties and advertising payments, whether characterized as percentage royalties, guaranteed or minimum royalties, percentage advertising payments, minimum or guaranteed advertising payments, and all other royalties, fees, penalties, interest and charges due, owing or accrued to the licensors under the Trademark Licenses. Seller has, for all periods through the Closing Date, made all advertising expenditures required to be made by the terms of each of the Trademark Licenses.

            All of the Trademark Licenses are in full force and effect and no default(or event which, with the giving of notice or passage of time, would be a default) has occurred in the observance of any covenant, agreement or obligation of Seller or any licensor under the Trademark Licenses, and no event or failure of a condition which could give rise to a right of termination or cancellation of the Trademark Licenses by the licensor thereof exists or has occurred.

            At the Closing and as a condition thereto, the Seller shall assign to the Purchaser (by executing and delivering to the Purchaser an Assignment of Trademark License in the form of Exhibit 5.9 attached hereto (the "Trademark License Assignments")) the Seller's rights to each Trademark License. At or prior to the Closing and as a condition thereto, the Seller and the Purchaser shall have received from the licensors of each Trademark License a written consent to the assignment by the Seller to the Purchaser of the Seller's rights under the Trademark Licenses and an estoppel certificate in form and substance reasonably satisfactory to the Purchaser together with the extension of the term of such licenses and other modifications thereto (and the consent of Salant Corporation, as applicable) as set forth on Schedule 5.10. All obligations under such Trademark Licenses accruing prior to the Closing Date are properly reflected as accrued liabilities on the March 31, 1997 Balance Sheet and on the Estimated Net Transferred Assets Schedule delivered pursuant to Section 3(c) above.

            (r) Real Property Leases The Davco Apparel Business is currently conducted by Seller at only the following two (2) locations, both of which are leased from third parties unaffiliated with Seller or Shareholders:

            (1)   350 Fifth Avenue, NY, NY 10018, Suite 6401("Showroom
                  Lease")
            (2)   281 Dogburn Rd, West Haven Connecticut("Warehouse
                  Lease")

Such Real Property Leases are further identified on Schedule 1.12.
Seller no longer operates the Davco Apparel Business at or from its former showroom facilities at the 47th Floor, 350 Fifth Avenue, New York, New York. Neither Seller, DEL nor DAC own any real property. At the Closing and as a condition thereto, the Seller and DAC shall assign to the Purchaser (by executing and delivering to the Purchaser the Assignment of Lease Agreements in the form of Exhibit 5.11 attached hereto (the "Lease Assignments")) the Seller's and DAC's rights to the Showroom Lease and the Warehouse Lease.

     At or prior to the Closing and as a condition thereto, the Seller, DAC and the Purchaser shall have received from the landlord of the Warehouse Lease a written consent to the assignment by the Seller and DAC to the Purchaser of the Seller's and DAC's rights under said lease and an estoppel certificate in form and substance reasonably satisfactory to the Purchaser; Seller shall bear all expenses of obtaining such landlord consent.

     From and after the Closing, as and when requested by Purchaser, the Seller, Shareholders and DAC shall cooperate with Purchaser in obtaining from the landlord of the Showroom Lease a written consent to the assignment by the Seller and DAC to the Purchaser of the Seller's rights under said lease and an estoppel certificate in form and substance reasonably satisfactory to the Purchaser; Seller shall bear all expenses of obtaining such landlord consent.

     All obligations under such Real Property Leases accruing prior to the Closing Date are properly reflected as accrued liabilities on the March 31, 1997 Balance Sheet and on the Estimated Net Transferred Assets Schedule delivered pursuant to Section 3(c) above. All rights to security deposits under Real Property Leases assigned to Purchaser, shall be transferred to Purchaser.

     The Seller and DAC do not share any space under the Real Property Leases with any other person or entity; the Real Property Leases have never been sublet or assigned by Seller or DAC; on the Closing Date, the Leases shall be in full force and effect; there are no defaults under any Real Property Leases or claims by the landlords thereof. On the Closing Date, the premises covered by the Real Property Leases shall not have been damaged or otherwise adversely affected by any fire or casualty or the exercise of the powers of eminent domain.

     The Seller does not have any leases, occupancy agreements or other arrangements guaranteeing any minimum term or minimum rentals, fees, or charges for public warehouse space.

            (s) Equipment Leases. Certain of Seller's Fixed Assets, including computer equipment and office copiers are leased in accordance with the equipment leases described on Schedule 1.11 (the "Equipment Leases"). At the Closing, Seller shall assign the Equipment Leases to Purchaser(by executing and delivering to the Purchaser the Assignment of Lease Agreements in the form of
Exhibit 14.4 attached hereto (the "Equipment Lease Assignments").

Contingent on obtaining the lessors' consents to such assignment, Purchaser shall assume obligations under such leases accruing from and after the Closing Date (alternatively, Purchaser may request that, at Purchaser's expense, the remaining balance of any such obligation shall be paid off at the Closing and, in such event, Seller shall transfer to the Purchaser at the Closing such computer and office equipment free and clear of any Encumbrances). From and after the Closing, as and when requested by Purchaser, the Seller and the Shareholders shall cooperate with Purchaser in obtaining from the lessors of the Equipment Leases written consents to the assignment by the Seller to the Purchaser of the Seller's rights under said leases and estoppel certificates in form and substance reasonably satisfactory to the Purchaser. All obligations under such leases accruing prior to the Closing Date are properly reflected as accrued liabilities on the March 31, 1997 Balance Sheet and on the Estimated Net Transferred Assets Schedule delivered pursuant to Section 3(c) above. Seller has made all rental payments due under such leases to date (and through the Closing
Date) and is otherwise in full compliance with the terms and conditions of such leases. Assignment of such Equipment Leases and/or transfer of equipment shall include all computer software utilized in connection with such equipment.

            (t) Employees, Employment Agreements, etc. Except as set forth on
Schedule 5.12, the Seller has no oral or written employment, bonus, performance, compensation, commission, management, termination, severance, consulting, sales representative, distributor or similar agreements or understandings or arrangements with any of its personnel. Except for the Shareholders, as to which employment agreements will be entered into with Purchaser on the Closing Date, nothing in this Agreement shall obligate the Purchaser to continue or to employ or to make severance or termination payments to, any personnel of the Seller's business. Except for the Shareholders, any other employees of Seller, which in the sole discretion of Purchaser are continued as employees of Purchaser, will continue on an "at will" basis. Seller shall have exclusive responsibility for, and Purchaser shall have no liability for, any obligations with respect to any employees of Seller terminated by Seller either in advance of, at or subsequent to the Closing. DEL and DAC have no employees whatsoever.

                  Seller has paid in full all wages, salaries, commissions, bonuses, vacation pay, sick pay and other direct and indirect compensation and benefits earned by all employees, representatives, contractors and agents of Seller through the Closing Date, as well as all payroll and withholding taxes and all payroll overheads. There are no bonuses or commissions accrued or payable by Seller with respect to any fiscal periods ending on or before December 31, 1996 that remain unpaid on whole or in part, or which are in dispute or the subject of any claim.

                  Schedule 5.12 hereto contains a true and complete list of all current employees, consultants, representatives, agents, and contractors of Seller, together with job title and description and current compensation rates (salary, bonus, commission and otherwise).

            (u) Labor Relations. There are no collective bargaining agreements or union agreements to which the Seller, DEL or DAC is a party or is bound or affecting the business thereof, and there are no pending disputes, strikes, walkouts, disturbances, slowdowns, grievances, arbitrations, or filings of any actions, claims, litigation, proceedings, investigations or complaints of unfair labor practices, harassment, discrimination, wrongful termination, wage or back pay demands or other employment related difficulties with respect to any employees of the Seller's, DEL's or DAC's business, and Seller and Shareholders no of know basis for any of the foregoing. To the best knowledge of Seller and Shareholders, there have not been any labor organization activities or attempts to unionize any of Seller's employees since January 1, 1996.

            (v) Employee Benefit Plans. Except as set forth on Schedule 5.13 hereto, the Seller, DEL and DAC are not covered by and do not maintain, participate in, contribute to, or operate any pension, retirement, profit-sharing, 401(k) or other employee benefit plan, the Seller, DEL and DAC do not maintain or contribute to and are not required to contribute to any employee benefit plan (within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), which is intended to qualify under paragraph 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the Seller, DEL and DAC have not been required to contribute to any employee benefit plan which is a multi-employer plan (within the meaning of Section 3(37) of ERISA) in the five years immediately preceding the date hereof. The Seller, DEL and DAC have no responsibility for and have not assumed any pension-related or employee benefit plan-related liabilities (including, without limitation, withdrawal liability) of any other predecessor business or person. With respect to each and every employee benefit plan of the Seller, DEL and DAC identified on Schedule 5.13 attached hereto (each, a "Seller Benefit Plan"), each Seller Benefit Plan conforms to, and its administration is in compliance with, applicable Federal laws, including, but not limited to, ERISA and the Code. There are no pending, or threatened or anticipated, claims by, on behalf of, or against, any Seller Benefit Plan or the Seller, DEL or DAC by any participant or beneficiary thereunder or any governmental agency.

            (w) Litigation, etc. Except as disclosed on Schedule 5.14 hereto, there are no actions, claims, litigation, disputes, proceedings or investigations ("Claims") pending against the Seller, the Shareholders, DEL, DAC or their affiliates in any court or governmental agency and neither the Seller nor the Shareholders has knowledge of any such Claims which are threatened. Seller and Shareholder know of no basis for any Claim to be made against

Seller, DEL, DAC, the Davco Apparel Business, or the Purchased Assets.

            (x) Compliance with Law.

                  (i) Each of the Seller, DEL, DAC and the Davco Apparel Business are in compliance with all federal, state, local and foreign laws, ordinances and regulations, including, without limitation, land use and zoning restrictions, environmental laws and regulations, OSHA laws and regulations, health and safety codes, labor and employment practices, immigration, anti-competitive practices, advertising and labeling rules, customs, tariff and importation rules, registration of trade names used in textile and apparel merchandising, the Flammable Fabrics Act, the Fair Packaging and Labeling Act, the Magnuson-Moss Warranty Act, the Consumer Product Safety Act, the Textile Fiber Products Identification Act, the Fur Products Labeling Act, the Wool Products Labeling Act, the Federal Trade Commission's Care Labeling Rule, and
Article 12-A of the New York Labor Law. The Seller has all federal, state and local governmental licenses and permits necessary for the conduct of its business, all of which are in full force and effect. The use of all of the Seller's premises for the conduct of the Davco Apparel Business is permissible under applicable state and local land use and zoning requirements. There has never been any spill, discharge, release, contamination or other condition or event involving "Hazardous Materials" (as defined or promulgated pursuant to applicable federal, state and local law) at any premises utilized or occupied by Seller, and none of such locations or facilities have ever been used for the generation, storage, or use of "Hazardous Materials" (as defined or promulgated pursuant to applicable federal, state and local law).

                  (ii) For each apparel merchandising label/trademark set forth on Schedule 1.9, Seller has obtained Registered Identification Numbers from the Federal Trade Commission, which registrations are identified thereon and are in full force and effect on the Closing Date. Copies of the same have been delivered to Purchaser.

                  (iii) The Seller does not conduct any manufacturing or contracting activities within the State of New York, nor does it contract with any other person or entity to perform apparel manufacturing or contracting within the State of New York, or conducts any other activity or operation which would require registration under Article 12-A of the New York Labor Law.

                  (iv) Seller has never contracted for, manufactured, imported, sold, merchandised or distributed, any products manufactured or assembled, in whole or in part, through the use of forced prison labor or illegal child labor. Seller has verified, to the best of its ability, that its vendors, suppliers and production sources have not used forced prison labor or illegal child labor and has obtained written certifications thereto from certain vendors, suppliers and production sources which it has delivered to Purchaser.

            (y) Fixed Assets The Seller's Fixed Assets to be transferred to the Purchaser are in operating condition, working order and repair and are adequate for the uses to which they are being put. Schedule 1.11 identifies any Fixed Assets which are not actually owned by Seller but are leased.

            (z) Inventory. The Inventory set forth in Seller's Financial Statements and in Schedule 1.11 consists entirely of finished goods (plus fabric and trim not in excess of $200,000), and are stated at the lower of cost (first-in, first out method) or market. Except as set forth on Schedule 1.11,
(i) all Inventory to be transferred to the Purchaser is of merchantable quality usable in the ordinary course of business of the Seller for sale to Seller's present customer account base (as set forth in Schedule 1.8, Customer Lists) and meets all requirements of the Trademark Licenses, (ii) has been produced against specific binding customer orders (except for items on the Closing Date carried at not more than $1,250,000 in the aggregate which constitute inventories kept on hand in the ordinary course of business consistent with past practice), (iii) is for shipment in the fall/holiday 1997 selling season, and (iv) none of the Inventory is comprised of chargebacks, returns, or is obsolete, damaged, slow-moving, below standard quality, irregulars, seconds, clearance, or otherwise not useable or salable in the ordinary course of business.

     The quality and quantity of Inventory included in the Purchased Assets (or under binding purchase orders to vendors disclosed on Schedule 1.5) is sufficient to conduct the Davco Apparel Business consistent with past practices and to satisfy, on a timely basis, all open purchase orders from customers.

            (aa) Accounts Receivable. Seller has delivered to Purchaser on
Schedule 1.2 an aged list of the Accounts Receivable on the Closing Date. Except as expressly set forth on Schedule 1.2: All of the Accounts Receivable reflected on the Financial Statements and on Schedule 1.2 represent amounts due from Seller's factor with respect to trade accounts receivable sold to Seller's factor without recourse and within factor-approved credit limits for each account debtor and were generated as valid receivable claims against third parties not affiliated with Seller or Shareholders for products actually sold in the ordinary course of the Davco Apparel Business. Any Accounts Receivable which are "house accounts" and due directly from customers (rather than the factor) are set forth on Schedule 1.2. All Accounts Receivable are current net of any reserves shown on the March 31, 1997 Balance Sheet (or the Estimated Net Transferred Assets Schedule, in the case of those existing on the Closing Date), which reserves are adequate and were calculated consistent with past practice.

            (ab)  Customers, Suppliers, Bookings, Purchase Orders, etc.

            Schedule 1.3 sets forth a true and accurate list of all customer bookings and open purchase orders on the Closing Date, all of which are bona-fide orders for apparel products of the Davco Apparel Business generated in the ordinary course of business from third parties unaffiliated with Seller or Shareholders, and are for shipment of products in the fall/holiday 1997 season and the spring 1998 season. All open purchase orders with customers or suppliers are for specific product lots for the fall/holiday 1997 season and the spring 1998 season and Seller is not a party to any blanket orders or long-term requirements or supply contracts. Seller has not granted to any supplier or vendor any exclusive supply relationship or contract with respect to any products of Seller.

            All Vendor Deposits set forth on Schedule 1.4 (i) represent bona-fide payments in the ordinary course of business, consistent with past practice, to suppliers of products for which Seller has placed a purchase order identified on such Schedule for manufacture of products for which Seller has received binding purchase orders from customers also identified on such schedule (certain Vendor Deposits not matched against a customer purchaser order are expressly identified on Schedule 1.4) and (ii) represent 100% dollar for dollar credits against the contract price to be paid to the suppliers under such purchase orders, which will be recognized as such by such suppliers.

            Schedule 1.8 includes a true and accurate (a) a list of the 50 largest customers of the Seller in terms of sales during the quarterly periods ended March 31, 1997 and June 30, 1997, and sales to customers under Seller's Perry Ellis Trademark Licenses during such periods and for the fiscal years ended December 31, 1995 and December 31, 1996, showing the approximate total sales by the Seller to each such customer during such fiscal periods, and (b) a list of the 10 largest suppliers of the Seller in terms of purchases during the quarterly periods ended March 31, 1997 and June 30, 1997 and the fiscal years ended December 31, 1995 and December 31, 1996, showing the approximate total purchases by the Seller from each such supplier during fiscal periods. Except to the extent set forth in Schedule 1.8, there has not been any material adverse change in the business relationship of the Seller with any customer or supplier named in Schedule 1.8.

            As of the Closing Date, the aggregate of all contracts or commitments for the purchase of supplies by Seller did not exceed $13,200,000, all of which orders, contracts and commitments were made in the ordinary course of business.

            As of the Closing Date, there were no claims against the Seller to return in excess of an aggregate of $400,000 of merchandise by reason of alleged overshipments, defective merchandise or otherwise, or of merchandise in the hands of customers under an understanding that such merchandise would be returnable.

            Seller is not under any liability or obligation with respect to the return of inventory or merchandise in the possession of wholesalers, distributors, retailers or other customers. Neither Seller nor any Shareholder has any arrangements or agreements with any customer(whether under oral or written agreement or understanding or custom or practice) to provide refunds, returns, replacements, chargebacks, credits, allowances, adjustments, or margin guarantees on products ordered, sold or delivered.

            Neither Seller nor any Shareholder has granted to any customer (whether under oral or written agreement or understanding or custom or practice) barter credits, or other adjustments enabling any customer to pay Seller consideration other than cash on standard 30-90 day terms for products ordered. The Seller invoices customers and sells such invoices to the factor for 100% of the sales price of products without any deduction for advertising or markdown allowances. The Company normally grants customers between three (3%) percent and five (5%) percent as an advertising and/or markdown allowance, such that the customer may be entitled to deduct such allowance from the price of the invoice.

            None of the Seller, DEL, DAC or the Shareholders is restricted by any non-competition agreement, restrictive covenant or otherwise(except for restrictions in favor of Purchaser and its affiliates and restrictions under the Trademark Licenses) from carrying on any aspect of the apparel business anywhere in the world.

            (ac) Letter of Credit, Bonding & Financial Security Arrangements.
Schedule 1.6 lists all Letter of Credit arrangements which Seller may have with respect to purchases of apparel or other products or supplies or components thereof, setting forth the banks, factors or other lenders relating thereto, any collateral or guarantees provided therefor and the outstanding balances thereon as of the latest practicable date. Seller is not in default under any such Letter of Credit arrangements, all of which are in full force and effect. Except for the provision of Letters of Credit in the ordinary course of overseas purchases, Seller is not required to provide any bonding or financial security arrangements in connection with any of its customers or suppliers in the ordinary course of its business.

            (ad) Product Lines. Schedule 5.15 contains a complete and correct list of all product types and product lines comprising the Davco Apparel Business. Seller has never been the subject of any product liability, safety, or false, deceptive or misleading advertising Claims and has never been the subject of any investigation, proceeding, warning, citation or other Claim by any federal, state, foreign or local governmental agency. Seller has not initiated any recall of any of its products or taken any similar action, and neither Seller nor Shareholders know of any basis for any such action which should have been taken or may have to be taken in the future. Seller has not engaged in any advertising practices which are deceptive, misleading, or otherwise in violation of any laws or regulations.

                  Each item of merchandise included in the Inventory or which has been sold or shipped by Seller is safe for its intended uses and conforms with all requirements of applicable law and regulations and product safety and testing codes and standards, and contains all required labels, disclosures and warnings, including without limitation, compliance with the requirements of the Flammable Fabrics Act, the Fair Packaging and Labeling Act, the Magnuson-Moss Warranty Act, the Consumer Product Safety Act, the Textile Fiber Products Identification Act, the Fur Products Labeling Act, the Wool Products Labeling Act and the Federal Trade Commission's Care Labeling Rule. With regard to items of merchandise included in the Inventory or which has been sold or shipped by Seller as to which safety or flammability standards have been issued, Seller has performed the necessary tests to demonstrate compliance of its products with such standards and has delivered to Purchaser documentation thereof.

                  The Seller does not conduct any of its own manufacturing, fabrication, cutting, dyeing, trim, or other industrial operations whatsoever nor own or lease any facilities therefor and all products merchandised, distributed or sold by Seller or included in the Inventory are and were produced under contract by third parties unaffiliated with Seller or the Shareholders.

            (ae) Insurance. The Seller has maintained and will maintain products liability, general liability and other insurance coverage effective for acts, omissions or incidents through the Closing Date in such amounts and such types as are as set forth on Schedule 5.16 hereto.

            (af) Prohibited Payments. None of the Seller, DEL, DAC, the Shareholders, or the officers, directors, employees, agents or representatives of the Seller has, directly or indirectly, in material violation of any law, rule, regulation or ordinance of any federal, state, local or foreign jurisdiction, (i) offered, paid or given, or agreed to pay or to give, to any person or entity, including any governmental official, employee, or agent or solicited, received or agreed to receive from any such person or entity, directly or indirectly, any money or anything of value (however characterized) for the purpose of or with the intent of obtaining or maintaining business or otherwise affecting, or in any manner relating to, the business, assets, condition (financial or otherwise) or operations of the Seller, DEL or DAC; or
(ii) established or maintained any unrecorded fund or asset for any purpose or made any false entry on the books and records of the Seller, DEL or DAC for any reason, or made or agreed to make, a reimbursement of any political gift or contribution made by any other person, to any candidate for federal, state, local or foreign office,

            (ag) Transactions with Affiliates. Except as set forth on Schedule
5.16 annexed hereto, no director, Shareholder or officer of the Seller controls or during the last three (3) years has controlled, directly or indirectly, any business, corporate or otherwise, which is or was a party to any agreement, business arrangement or course of dealing with the Seller or any property or asset which was the subject of any agreement, business arrangement or course of dealing with the Seller. Except for the Shareholder Loans and as otherwise set forth on Schedule 5.16, there are no transactions or agreements between Seller and any of Seller's Shareholders, directors, officers, employees or affiliates thereof.

            (ah) Brokers. None of the Seller or Shareholders has employed any broker, finder or investment banker or has incurred or will incur any broker's, finder's, investment banker's or similar fees, commissions or expenses, in each case in connection with the transactions contemplated by this Agreement.

            (ai) Bank Accounts ______ Schedule 1.16 hereto sets forth the name, account number, signatories, financial institution(with branch, address and contact person) of all banking or financial institution accounts, deposit or concentration accounts, safety deposit boxes, money market accounts, brokerage accounts and investment accounts maintained by Seller, DEL or DAC

            (aj) Disclosure. No representation or warranty by Seller or Shareholders contained this Agreement, and no statement contained in any certificate, Schedule, Exhibit, list or other writing furnished to Purchaser in connection with this transaction, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading. All Schedules hereto and all copies of documents furnished to Purchaser hereunder or in connection with the transactions contemplated hereby are true and complete. The Seller and the Shareholders have divulged to the Purchaser, in this Agreement and the Schedules and Exhibits hereto, all of the facts that have a material bearing in connection with the purchase and sale of the Purchased Assets and all other transactions contemplated hereunder.

      6.    Restrictive Covenants.

            (a) In consideration of the payments to be made by the Purchaser pursuant to Section 3 above and as an inducement and condition for the Purchaser to enter into this Agreement, the Seller and the Shareholders have agreed to provide herein restrictive covenants as follows:

            The Seller and the Shareholders agree that they will not, for a minimum period of three (3) years from the Closing Date and, in addition, for each Shareholder, for so long thereafter as he is employed by the Purchaser(or any affiliate) including the initial term and any renewal term pursuant to his Employment Agreement with Purchaser referred to in Section 7(c) herein, directly or indirectly, for their account or on behalf of any other party or as an employer, employee, consultant, manager, licensor, licensee, franchisor, franchisee, sales representative, agent, broker, contractor, stockholder, director or officer of a corporation, member or manager of a limited liability company, investor, owner, lender, partner, joint venturer or otherwise:

                  (i) Engage in or be interested in any aspect of any business competitive with the business of Purchaser, Aris, ECI, or their subsidiaries and affiliates (collectively, the "Aris Group"), including without limitation, the mens' and boys' sportswear, outerwear, activewear and loungewear apparel businesses, any other apparel product lines or apparel business lines sold, merchandised, marketed or distributed by the Aris Group, and any other product or business lines which are licensed by or to the Aris Group.

                  (ii) Directly or indirectly for their own account or the
            benefit of others solicit, hire or retain any employee, sales representative, agent, consultant or contractor of the Aris Group, persuade or entice any employee of the Aris Group to leave the employ of the Aris Group, or persuade or entice any sales representative, agent, consultant or contractor to discontinue their relationship with the Aris Group (the restriction set forth in this clause (ii) as to employees and sales representatives and as to the sourcing agents set forth on Schedule 6.1 and as to any contractors of the Aris Group primarily making outerwear shall continue for an additional period of one(1) year following the termination of employment of a Shareholder).

                  (iii) Disclose or furnish to anyone the names, addresses and requirements of any of the customers, suppliers, vendors, product sources, contractors, representatives, distributors, licensors or licensees or of the Aris Group.

                   (iv) Molest or interfere with the goodwill and relationship with any of the
            customers, suppliers, vendors, product sources, contractors, representatives, distributors, licensors or licensees of the Aris Group.

                  (v) Persuade, induce or solicit any of the customers of the
            Aris Group to purchase products or services from anyone other than the Aris Group;

                  (vi) Bid, propose, compete for, enter into, purchase, acquire, obtain an assignment or sublicense of, or perform, in any capacity, any trademark, copyright, patent or other proprietary rights license, franchise or contract for the manufacture, marketing, merchandising, sale or distribution of products or services in competition with the Aris Group (including without limitation, any of the product or business lines referred to in clause(i) above), or interfere with the goodwill and relationship of the Aris Group with the licensors or licensees for which the Aris Group obtains or grants trademark licenses (the restriction set forth in this clause
            (vi) as to trademark, copyright, patent or other proprietary rights licenses and franchises shall continue for an additional period of three (3) years following the termination of employment of a Shareholder, with respect to any trademarks utilized by the Aris Group during such Shareholder's employment with the Aris Group); or

                  (vii) register, apply for, purchase, acquire, obtain an
            assignment or sublicense of, or utilize any trademark, brand name, style name, logo, label, copyright, patent or other proprietary right for any product, service or business line in competition with the Aris Group (including without limitation, any of the product or business lines referred to in clause (i) above).

Recognizing that the business of the Aris Group and the sale and distribution of its products and the licensing of its trademarks and proprietary rights is conducted on a worldwide basis, the territory of the restrictive covenants set forth above shall be throughout the world.

      As to each Shareholder, all of the restrictive covenants set forth in Sections 6(a)(i) through 6(a)(vii) set forth above shall continue for an additional period of one(1) year following the termination of employment of such Shareholder if Purchaser, in its sole discretion, elects by written notice within ten (10) days of such termination, to agree to pay to such Shareholder an amount equal to his "Base Salary" under his Employment Agreement at the rate in effect prior to such termination in twelve (12) equal monthly installments during such additional one(1) year period.

      The restrictive covenant period shall be extended for any time during which the restrictive covenant set forth in this Section 6 has been violated. The Shareholders acknowledge that the restrictive covenant set forth in this
Section 6 was a required condition of employment of which they are aware prior to commencement of employment with Purchaser. During the restrictive covenant period of this Section 6, Seller, Shareholders, and DAC shall be prohibited from owning, directly or indirectly, any interests in, or being affiliated with, any business entity or organization which is engaged in activities restricted by this Section 6 and the restrictive covenants set forth in this Section 6 shall also apply to DEL and DAC. The restrictive covenants set forth in this Section 6 shall not preclude Shareholders from owning in the aggregate a passive investment of not more than one (1%) percent of the outstanding publicly traded shares of any company whose shares are publicly traded on a national or foreign securities exchange, the NASDAQ system, or over-the-counter, provided that none of them exercise any control or influence over the management of such company and do not serve as officers, directors, employees, consultants or contractors thereof.

            (b) The Seller, DAC and the Shareholders acknowledge that the success of the Aris Group (including, after the Closing, the Davco Apparel Business) is dependent on their relationships with customers, suppliers, vendors, product sources, contractors, licensors and licensees, as well as the development of innovative and proprietary product designs, styles, marketing and distribution programs and business plans, and related cost, pricing, sales and distribution information as well as their lists and files of such customers, suppliers, vendors, product sources, contractors, licensors and licensees and their requirements, and that it is imperative that these be maintained in strict confidence. Accordingly, in consideration of the payments to be made by the Purchaser pursuant to Section 3 above and as an inducement and condition for the Purchaser to enter into this Agreement, Seller, DAC and the Shareholders shall keep and maintain in strict confidence, not utilize or copy for any purpose other than in furtherance of the Purchaser's business, and not transfer, divulge or disclose to any third party other than in furtherance of the Purchaser's business, all technical and business information of the Aris Group (including the Davco Apparel Business), including, without limitation, business and marketing plans, opportunities, programs, channels of distribution, agreements, know-how, trade secrets, inventions, software, books, records, forms and manuals, pricing policies, sales and product records, all files, information, lists and documents relating to the Aris Group's customers, vendors, suppliers, product sources and subcontractors and their requirements, and financial and cost information, budgets and projections, information relating to trademark licenses (and bids and proposals therefor) and terms, conditions and pricing thereof, and product designs, developments, programs, styles, drawings, artwork, graphics, prototypes, mockups, models, including any of the foregoing information stored on a computer system or disk. All of the foregoing are hereby agreed to be the valuable and confidential trade secrets of the Aris Group and subject to the restrictions of this Agreement, whether or not otherwise protectable by patents, copyrights or trademarks. The foregoing confidentiality restrictions shall be in addition to, and not in limitation of, confidentiality requirements set forth in the employment agreements which Shareholders shall enter into with Purchaser on the Closing Date. In the event that an order or a subpoena issued by a court of competent jurisdiction requires the Seller or the Shareholders to disclose any of the foregoing, they shall be permitted to comply with such order, but shall consult with Purchaser in advance so as to enable the Purchaser to attempt to narrow the scope of such disclosure and/or to challenge the order of disclosure.

            (c) At the Closing, all materials and documentation referred to in
Section 6(b) above relating to the Davco Apparel Business, which may be in the possession of the Seller, DAC, the Shareholders or their affiliates shall be delivered to the Purchaser.

            (d) In addition to any and all other remedies available at law or equity, in the event that the Seller, DAC, or the Shareholders shall breach any covenant in this Section 6, the Seller, DAC and the Shareholders acknowledge and agree that damages would be difficult to ascertain and Purchaser and the Aris Group shall be entitled, in addition to any and all other remedies, to an injunction issued by a court of competent jurisdiction restraining the aforesaid violations of the Seller, DAC or the Shareholders, without the necessity of posting a bond or proving special damages.

            (e) The provisions of this Section 6 shall apply with respect to the Purchaser, Aris, ECI and all subsidiary, affiliate and parent corporations and franchisees or licensees thereof.


      7. Provisions Relating to Employees. (a) The Seller and the Shareholders represent and warrant to the Purchaser that the Seller has paid through the Closing Date all accrued wages, salary, bonus, commissions, vacation and sick pay due to be paid or compensated on or before such respective dates for all of its employees, agents, contractors and sales representatives, including payroll overheads (i.e., FICA, State tax, Federal tax, disability, workers' compensation and liability, employee benefit plan contributions and payments), except for scheduled vacations not yet taken as set forth for specific employees (other than the

Shareholders) on Schedule 7.1 (Purchaser, if it shall hire said employees, will permit them to take such vacation time after the Closing Date with pay, but will not make any cash payment if such vacation time is not actually taken after the Closing Date).

            (b) Seller shall be responsible for all payments and liabilities to any employees of Seller terminated by it and/or not hired by Purchaser.

            (c) At the Closing and as a condition thereto, the Purchaser and each of SA and CH shall enter into the Shareholder Employment Agreements in the form of Exhibit 7.2 hereto for SA and in the form of Exhibit 7.3 hereto for CH.

            (d) The Purchaser shall take all reasonable steps to provide to the Seller's employees whose employment is continued by the Purchaser after the Closing the opportunity to participate in the Purchaser's group health insurance plan generally provided to its employees from time to time (with credit given for service to Seller in computing any waiting period); provided that the Seller and the Shareholders have disclosed on Schedule 7.5 hereto a true, correct and complete list of all pre-existing health conditions or other insurance difficulties relating to the Seller's employees(including the Shareholders), together with descriptions and copies of all health insurance policies maintained by the Seller and a schedule of premiums thereon.

            (e) As promptly as practicable following the Closing, Seller shall terminate all of its pension, profit sharing, retirement or other employee benefit plans at the cost and expense of the Seller and the Shareholders and shall make all necessary filings with the Internal Revenue Service, Department of Labor and other governmental agencies, and the Seller and the Shareholders shall be responsible for the distribution of benefits to the participants and any necessary funding thereof in compliance with the terms of such Seller Benefit Plans and applicable law and regulation.

            (f) All employees of the Seller that are continued to be employed by the Purchaser or its affiliates after the Closing of the transactions contemplated by this Agreement shall be phased into the Aris Industries, Inc. Employee Savings Plan (401(k) plan) (so long as such plan is maintained by the Aris), with credit given for service to Seller in computing any waiting period. If feasible and to the extent permitted by law, such employees may "rollover" their accounts from Seller's 401(k) plan to the Aris's 401(k) plan.

     8. Indemnification. The Seller and the Shareholders further covenant and agree, as follows:

            (a) The Seller and the Shareholders shall, jointly and severally, indemnify the Purchaser, Aris, ECI and their subsidiaries and affiliates and their shareholders, officers, directors and their affiliates, and defend and hold each of them and their respective successors, assigns, heirs and personal representatives (collectively, the "Indemnitees") harmless of and from: (i) any and all claims, suits and causes of action arising out of or by reason of any matter or cause whatsoever, relating to or in connection with or arising out of the business conducted by the Seller, the Shareholders, DEL or DAC (including without limitation, the Davco Apparel Business), or in connection with the Purchased Assets sold hereunder, on or prior to the Closing Date; (ii) any breach of any obligations, representations, warranties or covenants of the Seller or the Shareholders contained herein; (iii) any liabilities(other than the Assumed Liabilities), claims, disputes, suits or causes of action relating to, or in connection with, any liabilities or obligations of the Seller, DEL, DAC, the Shareholders or their affiliates which may be asserted against any of the Indemnitees, by creditors or others; (iv) any liabilities, claims, disputes, suits or causes of action relating to, or in connection with, the Excluded Assets, the Excluded Contracts, or the Non-Assumed Liabilities which may be asserted against any of the Indemnitees; (v) any and all liabilities of the Seller, DEL, DAC, or the Shareholders on, prior to or after the Closing Date for any taxes owed to any federal, state, local or foreign governmental agency, including, without limitation, sales taxes, franchise taxes, income taxes, rent taxes, employee withholding and payroll taxes and customs, importation, duties and tariffs(other than customs, importation, duties and tariffs included in Open Letters of Credit or Accrued Expenses included in the Assumed Liabilities), including any such liabilities determined by any tax audit; (v) any liabilities for wages, salary, bonuses, commissions, fees, vacation or sick pay and payroll overheads described in Section 7(a) hereof which were required to have been paid by the Seller, DAC, DEL or the Shareholders and that may be asserted against any of the Indemnitees; (vi) any products liability, warranty, safety, advertising or other claims and any liability relating to the importation, manufacture, sale, or distribution of products by Seller, Shareholders, DEL or DAC prior to the Closing or included in the Inventory on the Closing Date; (vii) any claims under any laws or regulations affecting health, safety, the environment or the regulation of "Hazardous Materials" (as defined or promulgated pursuant to applicable federal, state and local law), involving the Seller, the Shareholders, DEL, DAC, any premises, locations or facilities of the Seller, DEL, DAC or the Purchased Assets sold to the Purchaser; (viii) funding deficiencies, distributions, liabilities and claims (including withdrawal liabilities, assessments, excise and other tax claims) relating to any Seller Benefit Plan, including any such liabilities determined by an Internal Revenue Service or governmental audit and any liability relating to termination of any Seller Benefit Plan; (ix) any and all liabilities, claims, suits or causes of action relating to, or in connection with, the Excluded Assets; (x) any and all liabilities, claims, suits, causes of action relating to, or in connection with, the Real Property Leases or the premises leased thereunder, the Equipment Leases, or the Trademark Licenses accruing prior to the Closing Date (except for scheduled rental and royalties under the terms of such agreements for which specific accruals are recorded on the Estimated Net Tangible Transferred Assets Schedule); (xi) any and all liabilities, claims, suits, causes of action relating to, or in connection with, any claims, offsets, disputes, or demands for refunds, credits, chargebacks, allowances, or returns from any customers for any products sold by Seller prior to the Closing Date or included in Inventory on the Closing Date; (xii) any failure of Seller or Shareholders to comply with any bulk sales law; and (xiii) any and all liabilities, claims, suits, causes of action relating to, or in connection with, the existing Claims against Seller identified in Schedule 5.14. Such indemnity shall cover all damages, losses, costs and expenses of the Indemnitees, including, without limitation, amounts paid in settlement or satisfaction of claims; judgments; fines; penalties; and reasonable attorneys' fees and disbursements.

            (b) The Seller and the Shareholders shall pay all Federal, state, local and foreign income tax, gains tax and transfer taxes on the sale of the Purchased Assets to the Purchaser; provided, however, that Purchaser shall pay applicable New York State sales tax on the Fixed Assets transferred, if any is due.

            (c) In the event that the Seller, the Shareholders or their affiliates shall have breached any of their respective obligations, representations, warranties or covenants contained in this Agreement, or the Seller or the Shareholders is obligated to make any indemnification as provided herein, the Purchaser shall notify the Seller and the Shareholders in writing of any such claim and the amount and circumstances thereof (each an "Indemnification Claim"). The Purchaser, after delivery of such written notice and failure of the Seller or the Shareholders to cure the same to the Purchaser's satisfaction within ten (10) days of such notice, may offset its and all Indemnitees' damages and losses (including reasonable attorney fees and disbursements) suffered in connection with such Indemnification Claim against any obligation of the Purchaser hereunder to the Seller or Shareholders, including, without limitation, any payments in respect of the Actual Final Cash Purchase Price to be made by the Purchaser under Section 3 hereof, which actions for any purposes hereunder shall not be considered a default under this Agreement.

            The assertion by the Purchaser or any other Indemnitee of rights of offset or any other claims with respect to the Actual Final Purchase Price shall be in addition to any and all other remedies of such parties and Seller and Shareholders shall remain responsible for all Indemnification Claims under this
Section 8 which are not actually paid in full as a result of the exercise of such rights of offset or other claims.

            (d) Order of Satisfaction of Indemnification Claims.

                  (i) All Indemnification Claims made by Purchaser on or prior to the payment of the Actual Final Cash Purchase Price shall first be satisfied by deduction of the aggregate amount of such Indemnification Claims from the 1997 Post-Closing Davco Net Income utilized in the computation of the Actual Final Cash Purchase Price. In the event that Indemnification Claims made by Purchaser on or prior to the payment of the Actual Final Cash Purchase Price are not fully recouped by deduction from the 1997 Post-Closing Davco Net Income utilized in the computation of the Actual Final Cash Purchase Price (in that the aggregate Indemnification Claims exceed the 1997 Post-Closing Davco Net Income as reduced by Excess Closing Date Liabilities), Seller and Shareholders shall nevertheless remain jointly and severally responsible for the deficiency of such Indemnification Claims, and Purchaser may seek recovery thereof directly from Seller and Shareholders as provided under clause (ii) below.

                  (ii) All Indemnification Claims made by Purchaser on or prior to the payment of the Actual Final Cash Purchase Price which are not fully recouped by deduction from 1997 Post-Closing Davco Net Income utilized in the computation of the Actual Final Cash Purchase Price(in that the aggregate Indemnification Claims exceed the 1997 Post-Closing Davco Net Income as reduced by Excess Closing Date Liabilities), and all Indemnification Claims made by Purchaser after payment of the Actual Final Cash Purchase Price, shall next be satisfied by Seller and Shareholders' joint and several obligations for direct cash payment to Purchaser, which shall be made within ten (10) days written notice of such Indemnification Claim. In the event that any Indemnification Claim is not fully satisfied by such cash payment within such ten (10) days period, Seller and Shareholders shall nevertheless remain jointly and severally responsible for the deficiency of such Indemnification Claims, and Purchaser may continue to seek recovery thereof directly from Seller and Shareholders.

                  (iii) The purpose of this Section 8(d) is merely to specify the sequence of sources of recovery in which Purchaser may seek satisfaction of Indemnification Claims, and does not in any way limit Seller and Shareholder's joint and several obligations for indemnification under this Agreement.

                  (iv) Notwithstanding the foregoing, Indemnification Claims for products liability covered by insurance shall not be deducted in the calculation of the Actual Final Cash Purchase Price.

            (e) With respect to third party claims which are the subject of indemnification under this Section 8, the Seller and the Shareholders shall have the right and obligation to defend any such claim at their own expense and with counsel acceptable to the Purchaser; provided, however, that if the Seller and the Shareholders fail either to undertake such defense or to procure a settlement releasing the Indemnitees by written notification to

Purchaser within twenty (20) days after the date of Purchaser's notification of indemnification claim, or if thereafter, Seller or the Shareholders fail to maintain such defense to the satisfaction of Purchaser, then the Purchaser shall have the option, but not the obligation, to defend such claim with any counsel of its choosing, all at the joint and several expense of the Seller and the Shareholders. Notwithstanding the foregoing, Purchaser may elect to defend any such third party claim which is the subject of indemnification with its own counsel, all at the joint and several expense of the Seller and the Shareholders. Neither the Seller or the Shareholders, on one hand, nor the Purchaser, on the other hand, shall enter into a settlement of any such third party claim without the other party's written consent, which will not be unreasonably withheld or delayed; provided, however, that the Purchaser shall have no obligation to consent to any settlement unless it provides for a complete release of the Indemnitees with respect to such third party claim; and further provided, that from and after January 1, 1998, the Purchaser may settle any and all claims(including cost of defense) which involve a dollar amount of aggregate liability of $25,000 or less.

            (f) The Seller, the Shareholders and the Purchaser agree that refunds, returns, replacements, chargebacks, credits, allowances and adjustments relating to products sold by Seller prior to the Closing or in the Inventory on the Closing Date shall be the sole and exclusive responsibility of the Seller, and shall be subject to indemnification and offset in the same manner as other claims under this Section 8; provided however, that if any such item has been charged against 1997 Post-Closing Davco Net Income in computing the Actual Final Purchase Price pursuant to Section 3(e) above, such item will not also be the subject of indemnification or offset.


      9. Cooperation in Effecting Transition. (a) The Seller and the Shareholders agree to turn over and make available to the Purchaser all agreements, accounting and financial records, ledger sheets, open purchase orders, letters of credit, correspondence with and customers, vendors, suppliers, product sources and contractors, sales, product, shipping and all other books and records of the Seller, including, without limitation, those maintained on any computer system.

            (b) The Seller and the Shareholders agree that the Purchaser shall have all of the Seller's right to use the telephone and fax numbers, E-mail addresses and web site domain names set forth on Schedule 9.1 hereto.

            (c) The Seller and the Shareholders agree to introduce the Purchaser, ECI, Aris and their representatives to the Seller's customers, vendors, suppliers, product sources and contractors and licensors under the Trademark Licenses, and to cooperate in and to effectuate the transition arising from the sale of the Purchased Assets in any manner reasonably requested by the Purchaser.

            (d) The Seller and the Shareholders shall continue to cooperate with the Purchaser's Accountants before and after the Closing in connection with all financial reviews and audits of the Purchaser (including certifications relating to fiscal periods prior to the Closing) and shall deliver any necessary management representation letters requested by the Purchaser's Accountants.

            (e) In the event that a consent to assignment of any Contract has not been obtained prior to Closing Date, (1) Seller, DAC and Shareholders will continue to cooperate with Purchaser to obtain such consents after the Closing, all at the sole cost and expense of Seller and (2) Seller, DAC and Shareholders will cooperate with and implement any arrangement designated by Purchaser for the administration and operation of such Contract for the benefit and account of Purchaser from and after the Closing Date.

            (f) No announcement, press releases, presentations or interviews regarding the transactions set forth in this Agreement shall be made either before or after the Closing Date, except those prepared and approved by Purchaser. Purchaser shall consult with Shareholders regarding announcement of the transactions set forth herein.

      10. Discontinuance of Tradenames. After the Closing, the Seller and the Shareholders agree that they and DEL and DAC will immediately discontinue and no longer use the corporate or trade names of "DAVCO", "DAVCO INDUSTRIES", "DAVCORP" or "DAVCO ACCESSORIES" or any variation or derivation thereof. At the Closing, and as a condition thereto, the Seller, DEL and the Shareholders shall deliver to the Purchaser's counsel for filing an executed Certificate of Amendment to the Seller's Certificate of Incorporation changing the Seller's corporate name to "AH EQUITIES, INC."; an executed Certificate of Amendment to DEL's Certificate of Incorporation changing DEL's name to "AH HOLDINGS, INC."; and an executed Certificate of Discontinuance of any d/b/a certificate Seller or DEL may have regarding the any trade name, label, or business name included in the Intellectual Property transferred to Purchaser, even if dormant.

     11. Purchaser's Representations and Warranties. The Purchaser represents and warrants unto and covenants with the Seller, and such representations, warranties and covenants are material inducements to the Seller entering into this Agreement, as follows:

            (a) The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. Aris is a corporation duly organized, validly existing and in good standing under the laws of the State of New

York. Aris owns, directly or indirectly, all of the shares of capital stock of Purchaser. The Purchaser has all requisite corporate power and authority to execute, deliver and perform this Agreement and all writings related hereto. Aris has all requisite corporate power and authority to issue and deliver the Aris Common Stock to Seller as required under this Agreement. The Purchaser and Aris have all necessary power and authority to carry on their respective business as now conducted and to own, lease or operate their properties as and in the manner and in the places where such business is now conducted and such properties are now owned, leased or operated.

            (b) The execution, delivery and performance by the Purchaser of this Agreement and all writings relating hereto have been duly authorized by the unanimous written consent of the Board of Directors and sole shareholder of the Purchaser and the Board of Directors of Aris. Purchaser is a wholly owned subsidiary of ECI, and ECI is a wholly owned subsidiary of Aris. This Agreement and all writings relating hereto to be signed by the Purchaser constitute valid and binding obligations of the Purchaser enforceable in accordance with their respective terms. Neither the execution and delivery of this Agreement or any writing relating hereto nor the consummation by the Purchaser of the transactions contemplated hereby and thereby will (i) conflict with or result in a breach of the Certificate of Incorporation or By-Laws of the Purchaser or Aris or (ii) violate or conflict with or constitute a default under any agreement to which the Purchaser or Aris is a party. Except as set forth on Schedule 11.1, no consent or approval of or notification to any governmental authority or any other person, firm or entity whatsoever is required in connection with the execution and delivery by the Purchaser or Aris of this Agreement or any writing relating hereto or the consummation of the transactions contemplated hereby or thereby.

            (c) There are no actions or proceedings pending against the Purchaser or Aris or their affiliates in any court or governmental agency, and neither the Purchaser nor Aris has knowledge of any such action or proceedings which are threatened, in each case which would affect the transactions contemplated by this Agreement.

            (d) The Aris Common Stock delivered to Seller at the Closing pursuant to Section 3 (Stock Purchase Price) will be duly issued, fully paid and non-assessable. The authorized capital stock of the Aris consists of 50,000,000 shares of Common Stock, par value $.01 per share, of which 11,925,400 shares are issued and outstanding (prior to the issuance of shares to Seller pursuant to this Agreement) on the Closing Date, and 10,000,000 shares of Preferred Stock, par value $.01 per share, of which none are outstanding on the Closing Date. On the Closing Date, there is also outstanding a warrant issued to Heller Financial, Inc. to obtain 584,345 shares of Aris Common Stock and an aggregate of 857,500 options to purchase Aris Common Stock issued to employees and directors of Aris and its subsidiaries pursuant to Aris' 1993 Stock Incentive Plan. The Aris 1993 Stock Incentive Plan currently reserves a maximum of 1,200,000 shares of Aris Common Stock for issuance of options, stock and other rights pursuant to such Plan.

     12. Conditions to Purchaser's Obligations. The Purchaser's obligation to effect the Closing shall be subject to and conditioned upon:

             (a) The completion to the satisfaction of the Purchaser and its counsel of an investigation of the business affairs, Purchased Assets and liabilities of the Seller and the Shareholders;

             (b) No adverse change having occurred in the financial condition or business affairs of the Seller, Shareholders or the Purchased Assets between December 31, 1996 and the Closing Date;

             (c) No previously undisclosed material liabilities or commitments of the Seller or the Shareholders having been discovered;

             (d) The Seller and the Shareholders receiving all requisite third party consents and approvals to the transactions contemplated hereby, including, without limitation, from each of the parties listed on Schedule 5.4 attached hereto;

             (e) The licensors of the Trademark Licenses(and where applicable, Salant Corporation) having delivered written consent to Seller and Purchaser of the assignment of such licenses to Purchaser, the extension of the term of such licenses and other modifications thereto as set forth on Schedule 5.10 hereto;

             (f) The Purchaser and each of SA and CH having entered into their respective Shareholder Employment Agreements;

             (g) The Seller, SA and CH having entered into the Shareholders Agreement with Aris and certain other parties thereto in the form of Exhibit 3.3 hereto;

             (h) All of the representations, warranties and covenants of the Seller, DAC and the Shareholders being true and correct on the Closing Date;

             (i) The Seller, DAC and the Shareholders making all deliveries at the Closing (including without limitation, those set forth in Section 14 hereof) and fulfilling all of their obligations hereunder to be fulfilled by the Closing Date;

             (j) No action, proceeding, investigation or litigation shall have been instituted or threatened against any party hereto which would effect the transactions contemplated by this Agreement.

             (k) Neither the Seller, Shareholders nor DAC shall be the subject of any proceeding or filing in bankruptcy, insolvency, receivership or reorganization.

             (l) The employees of Seller to be hired by Purchaser and designated by the Purchaser having entered into Purchaser's standard form Employee Non-Disclosure Agreement.

             (m) All Encumbrances on the Purchased Assets having been terminated.

             (n) Seller and Purchaser shall have executed and filed a New York State Tax Bulk Sale Notice in compliance with the New York Tax Law and ten days shall have elapsed from such filing.

             (o) Purchaser, at its election, shall have conducted and completed a physical inventory or other inventory review of Seller as of a date in close proximity to, or immediately preceding, the Closing Date, and be satisfied with the results thereof.

             (p) Seller shall have received written consent from the licensor of its "Duck Head" license to the termination of the term thereof on or prior to the Closing Date, on terms and conditions satisfactory to Purchaser.

             (q) Purchaser, Aris, and ECI having obtained and implemented financing arrangements to enable payment to Seller of all amounts in respect of the Actual Final Cash Purchase Price and advances thereof, repayment of the Shareholder Loans, assumption of the Assumed Liabilities as well as implementing any other funding requirements of this Agreement.

             13. Conditions to Seller's Obligations. The Seller's obligation to effect the Closing shall be subject to and conditioned upon:

             (a) The Purchaser and the Aris receiving all requisite third party consents and approvals to the transactions contemplated hereby.

             (b) The Purchaser and each of SA and CH having entered into their respective Shareholder Employment Agreements;

             (c) All of the representations, warranties and covenants of the Purchaser and the Aris being true and correct on the Closing Date;

             (d) The Purchaser and the Aris making all deliveries at the Closing (including without limitation, those set forth in Section 15 hereof) and fulfilling all of their obligations hereunder to be fulfilled by the Closing Date;

             (e) No action, proceeding, investigation or litigation shall have been instituted or threatened against any party hereto which would effect the transactions contemplated by this Agreement.

             (f) Purchaser, Aris, and ECI having obtained and implemented financing arrangements to enable payment to Seller of all amounts in respect of the Actual Final Cash Purchase Price and advances thereof, repayment of the Shareholder Loans, assumption of the Assumed Liabilities as well as implementing any other funding requirements of this Agreement.

             (g) Purchaser having paid, or caused repayment, of Seller's loans due to Shareholders, up to a maximum of $785,417, as stated on the March 31, 1997 Balance Sheet.

             (h) Purchaser having caused Seller's factor to release to Shareholders the personal collateral they had provided to secure Seller's obligations to such factor and to acknowledge that the Shareholders' personal guarantees delivered to such factor are not applicable to Purchaser's factoring arrangements after the Closing Date.

     14. Seller's Closing Deliveries. On or prior to the Closing Date, the Seller, DAC and the Shareholders shall deliver, and/or the Purchaser shall have received, the following:

             (a) Appropriate evidence of all necessary corporate action by each of the Seller and DAC in connection with the transactions contemplated hereby, including, without limitation, certified copies of unanimous resolutions duly adopted by the Board of Directors and the Shareholders, as shareholders, of the Seller, and the Board of Directors and the Shareholders, as the shareholders of DAC, authorizing the execution, delivery and performance by each of the Seller and DAC of this Agreement and all writings executed in connection herewith (and specifically approving the sale by each of the Seller and DAC of substantially all of its assets), and a certificate as to the incumbency of officers of each of the Seller and DAC executing any instrument or document delivered in connection with this Agreement.

             (b) A lien search (including UCC, suits and judgements, and federal and state tax liens) on the Seller, DAC, the Shareholders, recording no Encumbrances except as permitted by this Agreement.

             (c) Corporate and tax certificates of good standing of the Seller in the State of New York.

             (d) A duly executed Shareholders Employment Agreement between each of the Shareholders and the Purchaser in the form of Exhibit 7.2 attached hereto for SA and in the form of Exhibit 7.3 attached hereto for CH.

             (e) An opinion of Sargent & Sargent, counsel for the Seller, DAC and the Shareholders, to the effect set forth in Exhibit 14.1 attached hereto.

             (f) All keys, locks, safe combinations, books and records and computer access codes of the Seller, customer, vendor, contractor, product source and supplier lists, and other items so as to put the Purchaser into full possession of the Purchased Assets of the Seller purchased pursuant to this Agreement, into full possession of the premises under all of the Real Property Leases, and to obtain full access to Seller's computer systems.

             (g) A duly executed Bill of Sale in the form of Exhibit 14.2 attached hereto.

             (h) A duly executed Assignment of Lease in the form of Exhibit 5.11 attached hereto for the Showroom Lease and the Warehouse Lease, together with consents to assignment and estoppel certificates from the landlords thereof.

             (i) Evidence of the Seller, DAC and the Shareholders having received all requisite third party consents and approvals to the transactions contemplated hereby, including, without limitation, from each of the parties listed on Schedule 5.4 attached hereto.

             (j) A duly executed Assignment of Trademark License in the form of
Exhibit 5.9 hereto for each of the Trademark Licenses, together with duly executed consents and estoppel certificates from the licensors of the Trademark Licenses(and Salant Corporation, where applicable) to the assignment thereof from Seller to Purchaser, together with duly executed extensions, renewals and modifications thereof in accordance with Schedule 5.10 hereto.

             (k) A duly executed Employee Non-Disclosure Agreement on Purchaser's standard from each employee of Seller designated by Purchaser.

             (l) A duly executed Assignment of Trademark in the form of Exhibit
14.3 attached hereto for each trademark owned by Seller and listed on Schedule
1.9 hereto.

             (m) Duly executed and delivered UCC-3 termination statements terminating any security interest in the Purchased Assets.

             (n) A duly executed consent by the licensor of Seller's Duck Head license to the termination of the term thereof on or prior to the Closing Date, in form and substance satisfactory to Purchaser.

             (o) Complete and accurate schedules of the Purchased Assets and Assumed Liabilities at the Closing Date, in conformity with the requirements of
Section 1 of this Agreement.

             (p) Duly executed assignments of the Equipment Leases listed on
Schedule 1.11 and (post-closing) consents of the lessors thereof.

             (q) Duly executed amendments to Seller's and DEL's Certificate of Incorporation and d/b/a discontinuance certificates as required by Section 10 hereof.

             (r) The Shareholders Agreement in the form of Exhibit 3.3 duly executed by Seller and Shareholders.

             (s) Duly executed SEC Forms 3 and 13D reporting Seller's and Shareholders' ownership of Aris Common Stock.

             (t) An amendment to Seller's shareholders agreement providing that neither SA nor CH will transfer any shares thereof or of DEL or DAC.

             (u) Confirmatory letters from DEL and DAC.

             (v) All other releases, consents, agreements and approvals required to be obtained by the Seller, DAC and the Shareholders to permit the consummation of the transactions contemplated hereby in accordance with the terms and conditions of this Agreement and all other documentation required to be delivered at or prior to the Closing under the terms of this Agreement.

     15. Purchaser's Closing Deliveries. On or prior to the Closing Date, the Purchaser shall deliver, and the Seller or the Shareholders shall have received, the following:

             (a) Appropriate evidence of all necessary corporate action by the Purchaser and the Aris in connection with the transactions contemplated hereby, including, without limitation, certified copies of resolutions duly adopted by the Board of Directors and the sole shareholder of the Purchaser and the Board of Directors of the Aris approving the transactions contemplated by, and authorizing the execution, delivery and performance by the Purchaser (and where applicable, Aris) of this Agreement and all writings executed in connection herewith, and a certificate as to the incumbency of officers of the Purchaser and the Aris executing any instrument or other document in connection with this Agreement.

             (b) An opinion of Herrick LLP, Feinstein, counsel for the Purchaser and the Aris to the effect set forth in Exhibit 15.1 hereto.

             (c) Payment of the advance against the Actual Final Cash Purchase Price set forth in Section 3(b)(i) hereof ($500,000) due at the Closing, by bank or certified check or by wire transfer;

             (d) Payment of the Shareholder Loans due from Seller to Shareholders, up to a maximum of $785,417, as stated on the March 31, 1997 Balance Sheet, by bank or certified check or by wire transfer;

             (e) Delivery of stock certificates for 3,000,000 shares of Aris Common Stock as described in Section 3(a)(i)

             (f) A duly executed Shareholder's Employment Agreement between the Shareholders and the Purchaser in the form of Exhibit 7.2 attached hereto for SA and in the form of Exhibit 7.3 attached hereto for CH.

             (g) A duly executed Assignment of Lease in the form of Exhibit 5.11 attached hereto for each of the Showroom Lease and the Warehouse Lease.

             (h) A duly executed Assignment of Trademark License in the form of
Exhibit 5.9 hereto for each of the Trademark Licenses.

             (i) Documentation of Purchaser, Aris, and ECI having obtained and implemented financing arrangements to enable payment to Seller of all amounts in respect of the Actual Final Cash Purchase Price and advances thereof, repayment of the Shareholder Loans, assumption of the Assumed Liabilities as well as implementing any other funding requirements of this Agreement, including delivery of the Standby Letter of Credit with respect to payment of the Actual Final Cash Purchase Price.

             (j) A letter from Purchaser acknowledging certain sales activities of Seller.

     16. General Provisions. (a) The parties agree to execute and deliver any and all other documents and instruments which the Purchaser may require to carry out the transactions contemplated by this Agreement and to effectively transfer the Purchased Assets to the Purchaser.

             (b) The representations, warranties and covenants herein contained shall be deemed and construed to be continuing representations, warranties and covenants and shall survive the execution and delivery of this Agreement and the Closing of the transactions provided herein. Except as expressly set forth in this Agreement or the schedules or exhibits hereto or documents required to be delivered under this Agreement, no representations or warranties are made by any party hereto or by Aris.

             (c) Each of the parties shall indemnify and hold the other parties harmless from and against all liability, claim, loss, damage or expense, including reasonable attorneys' fees, pertaining to any broker, finder or other person with whom such party has retained, contracted, or otherwise dealt with.

            (d) Notwithstanding any other provisions of this Agreement: (i) each and every representation, warranty, covenant, indemnity, guaranty and other obligation of the Seller, DAC or the Shareholders or any of them set forth in this Agreement or any writing relating hereto shall be deemed a joint and several liability of the Seller, DAC and the Shareholders; and (ii) the Seller, DAC and the Shareholders acknowledge and agree that they hereby release, waive and terminate any and all claims that the Seller, DAC, the Shareholders or their affiliates may have in connection with or related to the Purchased Assets and hereby acknowledge and agree that they have no interest in the Purchased Assets and to the extent that the Seller has any obligation or liability to the Shareholders, DAC or their affiliates, the Shareholders, DAC and their affiliates shall only seek to satisfy such obligation or liability from the Excluded Assets or the proceeds of the purchase price paid to Seller and shall not seek or have any recourse against the Purchaser, its affiliates or the Purchased Assets with respect to any such obligation or liability.

            (e) Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereunder shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

            (f) Notwithstanding any provision herein to the contrary, any and all rights under this Agreement afforded to the Purchaser may be enforced on behalf of the Purchaser by Aris or any of its affiliates.

            (g) All notices which are required to be given hereunder shall be sent by certified mail, return receipt requested, to the Seller and to the Shareholders at Shareholder's residences set forth above, with a copy to:
Sargent & Sargent, 830 Post Road East, Westport, Connecticut 06880, Attention:
Thomas Sargent, Esq. and to the Purchaser or Aris at the Purchaser's address set forth above, Attention: Charles S. Ramat, President, with a copy to: Herrick, Feinstein LLP, 2 Park Avenue, New York, New York 10016, Attention:
Lawrence M. Levinson, Esq.

            (h) This Agreement and all other writings executed in connection with this Agreement shall be governed by and construed in accordance with the laws of the State of New York. Each party hereto for himself or itself and his or its successors and assigns hereby consents to personal jurisdiction over him or it in the courts of the State of New York and of any federal court located in such state in connection with any action or proceeding arising out or related to this Agreement and all other writings executed in connection with this Agreement. Each party hereto agrees that service of process upon him or it may be made in any manner permitted by the laws of the State of New York, and in addition, specifically agrees that service will be deemed sufficient for personal jurisdiction over him or it if service is made by registered or certified mail at the address of such party set forth above.

            (i) No waiver of any breach of any terms hereof shall be effective unless made in writing signed by the party against whom enforcement of the waiver is sought, and no such waiver shall be construed as a waiver of any subsequent breach of that term or of any other term of the same or different nature.

            (j) This instrument (together with the other agreements, documents and instruments to be entered into between the parties pursuant to this Agreement) contains the entire agreement of the parties. It may not be changed, modified, added to or altered orally, but only by an agreement in writing signed by party to be charged thereby.

            (k) This Agreement shall be binding upon the parties hereto and their heirs, executors, administrators, successors and assigns. This Agreement and the covenants herein contained may be assigned by the Purchaser to any corporation controlling, controlled by, or under common control with the Aris, and the covenants and provisions of this Agreement shall continue and inure to the benefit of such corporation acquiring the same. Neither the Seller nor the Shareholders may assign any of its or their rights or obligations under this Agreement; provided however, that upon the final liquidation and dissolution of Seller (as evidenced by documentation delivered to Purchaser), Seller shall be permitted to assign its rights and obligations under this Agreement and the Shareholders Agreement to the Shareholders, subject to all liabilities and obligations of Seller and Shareholders to Purchaser (pursuant to documentation delivered to and satisfactory to Purchaser); but such assignment shall not modify, reduce, or release any obligation of Seller or Shareholders under this Agreement (and any documents or instruments delivered hereunder) or the Shareholders Agreement, all of which shall remain in full force and effect and enforceable against the Shareholders, notwithstanding the liquidation and dissolution of Seller and the assignment to the Shareholders. Seller shall not be permitted to dissolve or liquidate except upon sixty (60) days advance written notice to Purchaser and the provision of documentation satisfactory to Purchaser that Seller has paid all of its liabilities and creditors. Seller and Shareholders covenant and agree with Purchaser that (i) Seller, DEL and DAC will conduct no business whatsoever other than winding up their affairs, paying their creditors, and liquidating their assets and (ii) they will not issue, sell, transfer, gift, pledge, or encumber any shares of Seller, DEL or DAC and that the Shareholders will maintain 100% ownership of Seller, DEL and DAC free and clear of all Encumbrances.

            (l) This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

            (m) The provisions and covenants set forth in this Agreement are for the benefit of the parties to this Agreement and Aris and not for the benefit of any creditor or other person, and no creditor or other person shall have any right to enforce the provisions and covenants against any party hereto.

            (n) If any provision of this Agreement shall be invalid or unenforceable, in whole or in part, or as to any jurisdiction, such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law as if such provision had been originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein, as the case may be.

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.


DAVCO INDUSTRIES, INC.                   ARIS MANAGEMENT CORP.


By: /s/ Steven Arnold                    By: /s/ Charles S. Ramat
    -----------------------------            -----------------------------
    Name:  Steven Arnold                     Name: Charles S. Ramat
    Title: President                         Title: Chairman


By: /s/ Christopher Healy
    ----------------------------
    Name: Christopher Healy
    Title: Chief Executive Officer


    /s/ Steven Arnold
    ----------------------------
        Steven Arnold, Individually


   /s/ Christopher Healy
   ----------------------------
       Christopher Healy,
       Individually

            Aris by its execution and delivery of this Agreement on the signature line provided below hereby confirms and agrees that: (i) Aris shall deliver to the Purchaser on the Closing Date 3,000,000 shares of the Aris Common Stock, duly and validly issued, fully paid and non-assessable, to enable the Purchaser to pay the Stock Purchase Price pursuant to the terms and conditions of Section 3(a)(i) of this Agreement; (ii) all of the representations and warranties of the Purchaser made in Section 11 of this Agreement with respect to Aris are true and correct on the date hereof; (iii) Aris acknowledges the provisions of Section 3(e) regarding the limitation on certain charges which may be deducted from the computation of 1997 Post-Closing Davco Net Income of the Purchaser for the period from the Closing Date through December 31, 1997 and confirms that Aris will not allocate any corporate or overhead charges or management fees to Purchaser during such period and (iv) during the period from and after the Closing Date through December 31, 1997, neither Aris nor its subsidiaries shall, except as may be required by their legal or fiduciary responsibilities, take any actions which would impair the operation in the ordinary course of the Davco Apparel Business.



                              ARIS INDUSTRIES, INC.


                              By /s/ Charles S. Ramat
                                 ---------------------------------
                                 Name: Charles S. Ramat
                                 Title: President